Exhibit 10.1

Execution Version

CREDIT AGREEMENT

Dated as of December 13, 2024

among

ESPERION THERAPEUTICS, INC.,
as the Borrower,

CERTAIN SUBSIDIARIES OF THE BORROWER,

as the Guarantors,

GLAS USA LLC and GLAS AMERICAS LLC,
as the Administrative Agent

and

THE LENDERS FROM TIME TO TIME PARTY HERETO

TABLE OF CONTENTS

Page

Article I DEFINITIONS AND ACCOUNTING TERMS		1
1.01	Defined Terms	1
1.02	Other Interpretive Provisions	33
1.03	Accounting Terms	34
1.04	Times of Day	35
1.05	Deliveries	35
1.06	Reporting Obligations	35
Article II THE COMMITMENTS		35
2.01	Commitments	35
2.02	Borrowings	35
2.03	Prepayments	36
2.04	Termination of Commitments	38
2.05	Repayment of Loans	38
2.06	Interest	39
2.07	Fees	39
2.08	Computation of Interest	40
2.09	Evidence of Debt	40
2.10	Payments Generally	40
2.11	Sharing of Payments by Lenders	41
2.12	Defaulting Lenders	41
Article III TAXES, INCREASED COSTS AND YIELD PROTECTION		43
3.01	Taxes	43
3.02	Increased Costs	46
3.03	Mitigation Obligations; Replacement of Lenders	47
3.04	Illegality	47
3.05	Survival	48
Article IV GUARANTY		48
4.01	The Guaranty	48
4.02	Obligations Unconditional	48
4.03	Reinstatement	49
4.04	Certain Additional Waivers	49
4.05	Remedies	49
4.06	Rights of Contribution	50
4.07	Guarantee of Payment; Continuing Guarantee	50
Article V CONDITIONS PRECEDENT TO BORROWINGS		50
5.01	Conditions of Initial Borrowing	50
5.02	Conditions to all Borrowings	53
Article VI REPRESENTATIONS AND WARRANTIES		53
6.01	Existence, Qualification and Power	53
6.02	Authorization; No Contravention	54
6.03	Governmental Authorization; Other Consents	54
6.04	Binding Effect	54

i

6.05	Financial Statements; No Material Adverse Effect	54
6.06	Litigation	55
6.07	No Default	55
6.08	Ownership of Property; Liens	55
6.09	Environmental Compliance	55
6.10	Insurance	56
6.11	Taxes	56
6.12	ERISA Compliance	57
6.13	Subsidiaries and Capitalization	57
6.14	Margin Regulations; Investment Company Act	58
6.15	Disclosure	58
6.16	Compliance with Laws	58
6.17	Intellectual Property; Licenses, Etc	59
6.18	Solvency	61
6.19	Perfection of Security Interests in the Collateral	61
6.20	Business Locations	61
6.21	Sanctions Concerns; Anti-Corruption Laws; PATRIOT Act	61
6.22	Material Contracts	62
6.23	Compliance of Products	62
6.24	Labor Matters	68
6.25	Affected Financial Institution	68
6.26	Regulation H	68
6.27	Compliance with Privacy Laws	68
Article VII AFFIRMATIVE COVENANTS		69
7.01	Financial Statements	69
7.02	Certificates; Other Information	70
7.03	Notices	72
7.04	Payment of Obligations	73
7.05	Preservation of Existence, Etc.	73
7.06	Maintenance of Properties	74
7.07	Maintenance of Insurance	74
7.08	Compliance with Laws	74
7.09	Books and Records	75
7.10	Inspection Rights	75
7.11	Use of Proceeds	75
7.12	Additional Subsidiaries	75
7.13	ERISA Compliance	76
7.14	Pledged Assets	76
7.15	Compliance with Material Contracts	77
7.16	Deposit Accounts	77
7.17	Products and Permits	77
7.18	Consent of Licensors	77
7.19	Anti-Corruption Laws	77
7.20	Maintenance of Regulatory Authorizations, Contracts, Intellectual Property, Etc.	78
7.21	Lender Calls	79
7.22	Post-Closing Obligations	79
Article VIII NEGATIVE COVENANTS		79
8.01	Liens	79

8.02	Investments	81
8.03	Indebtedness	83
8.04	Fundamental Changes	85
8.05	Dispositions	85
8.06	Restricted Payments	85
8.07	Change in Nature of Business	86
8.08	Transactions with Affiliates and Insiders	87
8.09	Burdensome Agreements	87
8.10	Use of Proceeds	87
8.11	Prepayment of Other Indebtedness	87
8.12	Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity; Certain Amendments	88
8.13	Ownership of Subsidiaries	88
8.14	Sale Leasebacks	89
8.15	Sanctions; Anti-Corruption Laws	89
8.16	Liquidity	89
Article IX EVENTS OF DEFAULT AND REMEDIES		89
9.01	Events of Default	89
9.02	Remedies Upon Event of Default	92
9.03	Application of Funds	94
Article X ADMINISTRATIVE AGENT		94
10.01	Appointment and Authority	94
10.02	Rights as a Lender	95
10.03	Exculpatory Provisions	95
10.04	Reliance by Administrative Agent	96
10.05	Right to Seek Direction	97
10.06	Delegation of Duties	97
10.07	Resignation of Administrative Agent	97
10.08	Non-Reliance on Administrative Agent and Other Lenders	98
10.09	Administrative Agent May File Proofs of Claim	98
10.10	Collateral and Guaranty Matters	99
10.11	Erroneous Payments	99
Article XI MISCELLANEOUS		102
11.01	Amendments, Etc.	102
11.02	Notices and Other Communications; Facsimile Copies	104
11.03	No Waiver; Cumulative Remedies; Enforcement	106
11.04	Expenses; Indemnity; and Damage Waiver	106
11.05	Payments Set Aside	108
11.06	Successors and Assigns	109
11.07	Treatment of Certain Information; Confidentiality	112
11.08	Set-off	113
11.09	Interest Rate Limitation	114
11.10	Counterparts; Integration; Effectiveness	114
11.11	Survival of Representations and Warranties	114
11.12	Severability	114
11.13	Replacement of Lenders	115
11.14	Governing Law; Jurisdiction; Etc.	115
11.15	Waiver of Right to Trial by Jury	117

11.16	Electronic Execution; Electronic Records; Counterparts	117
11.17	USA PATRIOT Act	118
11.18	No Advisory or Fiduciary Relationship	118
11.19	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	119
11.20	Collateral and Guaranty Release	119

SCHEDULES

1.01	Products
2.01	Commitments and Applicable Percentages
6.10	Insurance
6.13(a)	Subsidiaries
6.13(b)	Capitalization
6.17(a)	Intellectual Property
6.20(a)	Locations of Real Property
6.20(b)	Taxpayer and Organizational Identification Numbers
6.20(c)	Changes in Legal Name, State of Organization and Structure
6.22	Material Contracts
7.22	Post-Closing Obligations
8.01	Liens Existing on the Closing Date
8.02	Investments Existing on the Closing Date
8.03	Indebtedness Existing on the Closing Date
11.02	Certain Addresses for Notices

EXHIBITS

A	Form of Loan Notice
B	Form of Note
C	Form of Joinder Agreement
D	Form of Assignment and Assumption
E	Form of Compliance Certificate

v

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of December 13, 2024 among ESPERION THERAPEUTICS, INC., a Delaware corporation (the “Borrower”), the Guarantors (defined herein) from time to time party hereto, the Lenders (defined herein) and GLAS USA LLC, a limited liability company organized and existing under the laws of the State of New Jersey, and GLAS Americas LLC, a limited liability company organized and existing under the laws of the State of New York, collectively as the Administrative Agent.

The Borrower has requested that the Lenders provide the Borrower with a term loan facility and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article I

DEFINITIONS AND ACCOUNTING TERMS

1.01            Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Account Control Agreement” means any account control agreement by and among a Loan Party, the applicable depository bank or securities intermediary (as the case may be) and the Administrative Agent, in each case in form and substance reasonably satisfactory to the Administrative Agent.

“Acquisition” means, with respect to any Person, the acquisition by such Person, in a single transaction or in a series of related transactions, of (a) assets of another Person which constitute all or substantially all of the assets of such Person, or of any division, line of business or other business unit of such Person, (b) at least a majority of the Voting Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise, or (c) any Product.

“Administrative Agent” means, collectively, (i) GLAS USA LLC, a limited liability company organized and existing under the laws of the State of New Jersey, or any successor of it by merger or acquisition, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent, and (ii) GLAS AMERICAS LLC, a limited liability company organized and existing under the laws of the State of New York, or any successor of it by merger or acquisition, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Fee Letter” means that certain Fee Letter, dated as of December 13, 2024 by and among GLAS USA LLC, GLAS Americas LLC and Esperion Therapeutics, Inc.

“Agreement” means this Credit Agreement.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other applicable anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which any Loan Party is located or doing business.

“ANDA” means an abbreviated new drug application filed with the FDA pursuant to section 505(j) of the FDCA, along with all supplements and amendments thereto, and any similar application for marketing authorization of a product commonly referred to as a “generic” product required by any country, jurisdiction or Governmental Authority other than the United States.

“Applicable Percentage” means with respect to any Lender at any time, in respect of the Term Facility, the percentage (carried out to the ninth decimal place) of the Term Facility represented by (a) on or prior to the Closing Date, such Lender’s Commitment at such time and (b) thereafter, the outstanding principal amount of such Lender’s Term Loans at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption or other agreement pursuant to which such Lender becomes a party hereto, as applicable.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Athyrium” means Athyrium Capital Management, LP and its successors and assigns.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease of any Person, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease, and (c) in respect of any Sale and Leaseback Transaction, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2023, and the related consolidated statements of operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto, audited by independent public accountants of recognized national standing and prepared in conformity with GAAP.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

2

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the Board of Directors of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof, and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” has the meaning set forth in the introductory paragraph hereto.

“Borrowing” means a borrowing consisting of simultaneous Term Loans made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.

“Businesses” means, at any time, a collective reference to the businesses operated by the Borrower and its Subsidiaries at such time.

“Capital Lease” means, as applied to any Person, any lease of any property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease or a finance lease on the balance sheet of that Person.

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided, that, the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (ii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than two hundred seventy (270) days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable or fixed rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least one hundred percent (100%) of the amount of the repurchase obligations, and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing clauses (a) through (d).

3

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code.

“CFC Holdco” means any direct or indirect Subsidiary of any Loan Party that owns no material assets other than Equity Interests (including, for this purpose, any debt or other instrument treated as equity under the Internal Revenue Code) in one or more CFCs; provided for the avoidance of doubt, there are no CFC Holdcos as of the Closing Date.

“cGCP” means the then current Good Clinical Practices that establish the international ethical and scientific quality standards for designing, conducting, recording and reporting clinical trials that are promulgated or endorsed for the United States by the FDA (including through ICH E6 and 21 CFR Parts 50, 54, 56 and 312) and for outside the United States by comparable Governmental Authorities.

“cGMP” means the then current good manufacturing practices and regulatory requirements for or concerning manufacturing practices for pharmaceutical or biological products (and components thereof) that are promulgated or endorsed for the United States by the FDA (including through 21 CFR Parts 210 and 211) and for outside the United States by comparable Governmental Authorities.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following events:

(a)            any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of Equity Interests representing thirty-five percent (35%) or more of the aggregate ordinary voting power in the election of the Board of Directors of the Borrower represented by the issued and outstanding Equity Interests of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b)            [reserved];

4

(c)            the Borrower shall cease to own and control, of record and beneficially, sixty seven percent (67%) of the Equity Interests of any Subsidiary; or

(d)            any “fundamental change” (or any comparable term) or “change of control” (or any comparable term) occurs under any document or agreement evidencing Permitted Note Indebtedness or Securitization Transaction.

Notwithstanding anything to the contrary in this definition or any provision of Rule 13d-3 of the Exchange Act (or any successor or similar provision), (i) a Person or group shall not be deemed to beneficially own Equity Interests (x) to be acquired by such Person or group pursuant to an equity or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Equity Interests in connection with the transactions contemplated by such agreement or (y) solely as a result of veto or approval rights in any joint venture agreement, shareholder agreement, investor rights agreement or other similar agreement and (ii) the right to acquire Equity Interests (so long as such Person does not have the right to direct the voting of the Equity Interests subject to such right) or any veto power in connection with the acquisition or disposition of Equity Interests will not cause a party to be a beneficial owner.

“Closing Date” means the date hereof.

“CMS” means the U.S. Centers for Medicare and Medicaid Services and any Governmental Authority successor thereto.

“Collateral” means a collective reference to all real and personal property with respect to which Liens in favor of the Administrative Agent, for the benefit of the Secured Parties, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents; provided, that, for the avoidance of doubt, the “Collateral” shall not include any Excluded Property.

“Collateral Access Agreement” means an agreement in form and substance reasonably satisfactory to the Administrative Agent, the Loan Party at issue, and the applicable counterparty, pursuant to which (a) a lessor of real property in the United States on which Collateral having an aggregate fair market value in excess of $4,000,000 is stored or otherwise located, or (b) a warehouseman, processor or other bailee of inventory or other property owned by any Loan Party in the United States on which the Collateral located thereon has an aggregate fair market value in excess of $2,000,000, in the case of each of clauses (a) and (b), acknowledges the Liens of the Administrative Agent and waives (or, if approved by the Administrative Agent, subordinates) any Liens held by such Person on such property, and permits the Administrative Agent reasonable access to any Collateral stored or otherwise located thereon.

“Collateral Documents” means a collective reference to the Security Agreement, the Pledge Agreement, the Mortgages (if any), the Account Control Agreements, the Collateral Questionnaire, the Real Property Security Documents (if any), and such additional security documents as shall be required by the Administrative Agent in accordance with Section 7.14, and such other security documents as may be executed and delivered by the Loan Parties pursuant to the terms of Section 7.14 or Section 7.22.

“Collateral Questionnaire” means that certain collateral questionnaire, in form and substance reasonably satisfactory to Administrative Agent, dated as of the Closing Date.

“Commitment” means, as to each Lender, its obligation to make a Term Loan to the Borrower pursuant to Section 2.01, in the principal amount set forth opposite such Lender’s name on Schedule 2.01. The aggregate principal amount of the Commitments of all of the Lenders as in effect on the Closing Date is ONE HUNDRED FIFTY MILLION DOLLARS ($150,000,000).

5

“Communication” means this Agreement, any Loan Document and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Competitor” means, as of any date of determination, (a) any Person that is in the business of developing, manufacturing or commercializing products in competition with the products of the Borrower and its Subsidiaries as of such date of determination and (b) any Person that is an Affiliate of any Competitor described in clause (a) above that is clearly identifiable as an Affiliate of such Competitor solely on the basis of such Affiliate’s name; provided that a person that would be a Competitor pursuant to clause (b) above shall not constitute a Competitor if (x) such Person is a bank, financial institution, bona fide debt fund or investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business and no Person described in clause (a) above makes investment decisions for such Person and no investment vehicle managed or advised by a Person described in clause (a) above that is not engaged primarily in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course makes investment decisions for such Person and (y) such Person does not share any information of the type subject to Section 11.07 with any Person described in clause (a) above or any investment vehicle managed or advised by any Person described in clause (a) above that is not engaged primarily in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course, in each case described in this clause (y) with respect to which such Person is an Affiliate.

“Compliance Certificate” means a certificate substantially in the form of Exhibit E.

“Consolidated Revenues” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, revenues for such period as determined and reported in accordance with GAAP; provided, that, “Consolidated Revenues” shall exclude the revenues generated by any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of the income resulting from such revenues is not at the time permitted by operation of the terms of its Organization Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Controlled Substances Act” means the U.S. Controlled Substances Act (or any successor thereto) and the rules, regulations, guidelines, guidance documents and compliance policy guides issued or promulgated thereunder.

6

“Convertible Note Indebtedness” means Indebtedness having a feature which entitles the holder thereof to convert or exchange all or a portion of such Indebtedness into Qualified Capital Stock of the Borrower (or other securities or property following a merger event or other change of the ordinary shares of the Borrower), which conversion or exchange may be settled by the Borrower by payment of cash or any combination of payment of cash and delivery of such Qualified Capital Stock (or such other securities or property) based on the market price of such Qualified Capital Stock (or other securities or property). For the avoidance of doubt, all Permitted Note Indebtedness shall be Convertible Note Indebtedness.

“Copyrights” means all copyrights, whether statutory or common law, along with any and all (a) applications for registration, renewals, revisions, extensions, reversions, restorations, derivative works, enhancements, modifications, updates and new releases thereof, (b) income, royalties, damages, claims and payments now and hereafter due and/or payable with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (c) rights to sue for past, present and future infringements thereof, and (d) foreign copyrights and any other rights corresponding thereto throughout the world.

“DEA” means the United States Drug Enforcement Administration and any successor Governmental Authority thereto.

“Debt Issuance” means the issuance by any Loan Party or any Subsidiary of any Indebtedness other than Indebtedness permitted under Section 8.03.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Deemed Delivery” has the meaning set forth in Section 7.02.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” has the meaning set forth in Section 2.06(b).

“Defaulting Lender” means, subject to Section 2.12(b), any Lender, as determined by the Administrative Agent, that (a) has failed to perform any of its funding obligations hereunder within three (3) Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations hereunder or (c) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail-In Action; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interests in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Deposit Account” means a “deposit account” (as defined in Article 9 of the Uniform Commercial Code), investment account (including any securities account) or other account in which funds are held or invested to or for the credit or account of any Loan Party.

7

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction or any issuance by any Subsidiary of its Equity Interests) of any property by any Loan Party or any Subsidiary, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding the following (collectively, “Permitted Transfers”): (a) the sale, lease, license, transfer or other disposition of inventory in the ordinary course of business, (b) the sale, lease, license, transfer or other disposition in the ordinary course of business of surplus, obsolete or worn out property no longer used or useful in the conduct of business of any Loan Party or any Subsidiary, (c) any sale, lease, license, transfer or other disposition of property to any Loan Party or any Subsidiary; provided, that, if the transferor of such property is a Loan Party, (i) the transferee thereof must be a Loan Party or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 8.02, (d) the abandonment or other disposition of Intellectual Property that is not material or is no longer used or useful in any material respect in the business of the Borrower and its Subsidiaries, taken as a whole, (e) licenses, sublicenses, leases or subleases (other than relating to intellectual property) granted to third parties in the ordinary course of business and not interfering with the business of the Borrower and its Subsidiaries, (f) any Involuntary Disposition, (g) dispositions of cash and Cash Equivalents in the ordinary course of business, (h) dispositions consisting of the sale, transfer, assignment or other disposition of unpaid and overdue accounts receivable in connection with the collection, compromise or settlement thereof in the ordinary course of business and not as part of a financing transaction, (i) the sale, transfer, issuance or other disposition of a de minimis number of shares of the Equity Interests of a Foreign Subsidiary in order to qualify members of the governing body of such Subsidiary if required by applicable Law, (j) to the extent constituting a sale, transfer, license, lease or other disposition, the granting, existence or creation of a Lien (but not the sale, transfer, license, lease or other disposition of the property subject to such Lien) permitted under Section 8.01 (other than by reference to Section 8.05 or this definition (or any sub-clause of either thereof)), (k) Investments permitted under Section 8.02, fundamental changes permitted under Section 8.04 and Restricted Payments permitted under Section 8.06 (in each case, other than by reference to Section 8.05 or this definition (or any sub-clause of either thereof)), (l) the settlement, unwinding or other termination of Swap Contracts not prohibited hereunder in the ordinary course of business, (m) dispositions of property for fair market value to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds (determined on an after tax basis) of such disposition are applied to the purchase price of similar replacement property within thirty (30) days of such disposition, (n) issuances of Qualified Capital Stock of the Borrower, (o) [reserved], (p) any sale, transfer, lease, or other disposition of any product franchise (including, without limitation, any pipeline indications), in each case, to the extent created or acquired after the Closing Date in a transaction or series of transactions not prohibited by this Agreement, (q) any sale, transfer, license, lease or other disposition of any assets (including Equity Interests) to the extent (i) acquired after the Closing Date in a Permitted Acquisition or other Investment not prohibited hereunder, to the extent such assets are not used or useful to the core or principal business of the Borrower and its Subsidiaries, taken as a whole, and (ii) such sale, transfer, license, lease or other disposition is made to obtain the approval of any applicable antitrust authority in connection with a Permitted Acquisition, (r) the settlement, unwinding or other termination of Permitted Equity Derivatives in accordance with the terms of Section 8.06, (s) sales, transfers, licenses, leases and other dispositions consummated during any fiscal year resulting in aggregate proceeds to the Borrower and its Subsidiaries for all such transactions taken together of less than $3,000,000 in such fiscal year, (t) disposition of Securitization Receivables to any Securitization Subsidiary and (u) License Agreements relating to Products granted to third parties in Canada, Australia, Israel, China and India, to the extent consistent with past practices in the same or other jurisdiction.

8

“Disqualified Capital Stock” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, prior to the one hundred eighty-first (181st) day after the Maturity Date, (b) requires the payment of any cash dividends at any time prior to the one hundred eighty-first (181st) day after the Maturity Date, (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations, or (d) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in clause (a), (b) or (c) above, in each case at any time prior to the one hundred eighty-first (181st) day after the Maturity Date; provided, that, any Equity Interest that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem or repurchase such Equity Interest upon the occurrence of a change in control or an asset sale occurring prior to the one hundred eighty-first (181st) day after the Maturity Date shall not constitute Disqualified Capital Stock if such Equity Interest provides that the issuer thereof will not redeem or repurchase such Equity Interest pursuant to such provisions prior to the Facility Termination Date.

“Disqualified Lender” means (i) any Competitor and (ii) those banks, financial institutions, other institutional lenders (or related funds of such institutional lenders) and other Persons separately identified by the Borrower to the Administrative Agent on or prior to the Closing Date and any Affiliates of such Persons; provided that, after the Closing Date, the Borrower may prospectively add or remove any Disqualified Lender with effect upon written notice to the Administrative Agent; provided further that the identity of any Disqualified Lender shall not be disclosed by the Administrative Agent to any person, except that, upon inquiry by any Lender to the Administrative Agent as to whether a specific potential assignee or prospective Participant is a Disqualified Lender, the Administrative Agent shall be permitted to disclose to such Lender whether such specific potential assignee or prospective Participant is a Disqualified Lender.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia.

“Earn Out Obligations” means, with respect to an Acquisition, all obligations of the Borrower or any Subsidiary to make earn out or other contingency payments (including purchase price adjustments, non-competition and consulting agreements, or other indemnity obligations, royalty payments and sale or development and other milestone payments) pursuant to the documentation relating to such Acquisition. For purposes of determining the aggregate consideration paid for an Acquisition at the time of such Acquisition, the amount of any Earn Out Obligations shall be deemed to be the maximum amount of the earn-out payments in respect thereof as specified in the documents relating to such Acquisition. For purposes of determining the amount of any Earn Out Obligations to be included in the definition of Funded Indebtedness, the amount of Earn Out Obligations shall be deemed to be the aggregate liability in respect thereof, as determined in accordance with GAAP.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

9

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Copy” has the meaning specified in Section 11.16.

“Electronic Record” and “Electronic Signature” have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06 (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“EMA” means the European Medicines Agency or any successor entity.

“Environmental Laws” means any and all federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member, membership or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination; provided, that, “Equity Interests” shall not include the Permitted Note Indebtedness unless and until such Indebtedness is converted or exchanged.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

10

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan, (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan, (d) the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, (e) the institution by the PBGC of proceedings to terminate a Pension Plan, (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (g) the determination that any Pension Plan is considered an at-risk plan or a Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA or in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Internal Revenue Code or Sections 303, 304 and 305 of ERISA, or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Erroneous Payment” has the meaning assigned to it in Section 10.11(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 10.11(d)(i).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 10.11(d)(i).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 10.11(d)(i).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 10.11(e).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 9.01.

“Exchange Agreements” those certain Exchange/Subscription Agreements, each as dated as of the Closing Date, entered into by and among the Borrower and each Investor (as defined therein).

“Exchange Threshold Amount” means the sum of (i) $200,000,000 less (ii) the aggregate amount of Existing Notes that are subject to an Exchange Agreement on the Closing Date and an Exchange (as defined in the applicable Exchange Agreement) is consummated on or prior to the date that is twelve (12) Business Days following the Closing Date; provided however, if Loans are repaid pursuant to Section 2.03(b)(iv), the Existing Notes that Borrower would have used the proceeds of such Loans to consummate an Exchange with shall be deemed to have been Exchanged solely in connection with the calculation of the Exchange Threshold Amount.

“Excluded Accounts” means (a) deposit accounts established solely as payroll, escrow, trust, employee benefit and other zero balance accounts, (b) deposit accounts constituting cash collateral for Indebtedness permitted by Section 8.03(i) and (c) other deposit accounts, so long as at any time the aggregate balance in all such accounts does not exceed $500,000.

11

“Excluded Property” means, with respect to any Loan Party, including any Person that becomes a Loan Party after the Closing Date as contemplated by Section 7.12, (a) (i) any leasehold interest of such Loan Party in real property and (ii) any parcel of real property owned by a Loan Party that has a value less than $2,500,000 on the later of (x) the date acquired and (y) the date hereof, (b) any property which, subject to the terms of Section 8.09, is subject to a Lien of the type described in Section 8.01(i) pursuant to documents which prohibit such Loan Party from granting any other Liens in such property, (c) any permit, lease, license, contract or other agreement if the grant of a security interest in such permit, lease, license, contract or other agreement in the manner contemplated by the Collateral Documents, under the terms thereof or under applicable Law, is prohibited and would result in the termination thereof or give the other parties thereto the right to terminate, accelerate or otherwise alter such Loan Party’s rights, titles and interests thereunder (including upon the giving of notice or the lapse of time or both); provided, that, (i) any such limitation described in the foregoing clause (c) on the security interests granted under the Collateral Documents shall only apply to the extent that any such prohibition is not rendered ineffective pursuant to the Uniform Commercial Code or any other applicable Law, in each case, that has the effect of permitting the grant of a security interest and preventing any termination, acceleration or alteration of such Loan Party’s rights, titles and interests thereunder as a result of such grant of a security interest and (ii) in the event of the termination or elimination of any such prohibition or the requirement for any consent contained in any applicable Law, permit, lease, license, contract or other agreement, or upon the granting of any such consent, or waiving or terminating any requirement for such consent, a security interest in such permit, lease, license, contract or other agreement shall be automatically and simultaneously granted under the Collateral Documents and such permit, lease, license, contract or other agreement shall be included as Collateral, (d) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law; provided, that, upon submission and acceptance by the United States Patent and Trademark Office of a statement of use or an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall no longer constitute “Excluded Property” and shall be considered Collateral, (e) Excluded Accounts, (f) motor vehicles, except to the extent perfected by a filing under the Uniform Commercial Code, (g) any real or personal property as to which the Administrative Agent and the Borrower agree in writing that the costs or other consequences of obtaining a security interest or perfection thereof are excessive in view of the benefits to be obtained by the Secured Parties therefrom, (h) Equity Interests of any Securitization Subsidiary, and (i) more than 65% of the total outstanding voting Equity Interests of any Foreign Subsidiary that is a CFC or CFC Holdco; provided for the avoidance of doubt, any Retained Receivables (as defined (and as such terms used therein are defined) in the Royalty Purchase Agreement as in effect on the date hereof) shall not be Excluded Property and shall be Collateral pursuant to this Agreement and the other Loan Documents.

“Excluded Subsidiary” means (a) any Foreign Subsidiary, the grant or perfection of a security interest in the assets of such Foreign Subsidiary in support of, or the guaranteeing of, the Obligations would be prohibited by applicable Law in the jurisdiction of formation or incorporation of such Foreign Subsidiary (as reasonably determined by the Borrower with the consent of the Required Lenders, such consent not to be unreasonably conditioned, delayed or denied), (b) any Foreign Subsidiary with respect to which the Administrative Agent and the Borrower agree in writing that the cost or other consequences (including, for the avoidance of doubt, any material adverse tax consequences) of such Foreign Subsidiary guaranteeing the Obligations are excessive in view of the benefits to be obtained by the Secured Parties therefrom, (c) any Immaterial Subsidiary, (d) any Securitization Subsidiary, for so long as such Subsidiary qualifies as a Securitization Subsidiary, and (e) any Foreign Subsidiary of a Loan Party that is a CFC or CFC Holdco.

“Excluded Taxes” means (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed by the jurisdiction under which a Recipient is organized, has its principal office, or, in the case of any Lender, has its applicable Lending Office, or (ii) that are Other Connection Taxes, (b) Taxes attributable to a Recipient’s failure to comply with Section 3.01(c), (c) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower pursuant to Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office and (d) U.S. federal withholding tax imposed under FATCA.

12

“Existing Notes” means the $54,912,000 aggregate principal amount of the Borrower’s 4.00% Convertible Senior Subordinated Notes due November 2025.

“Existing Warrants” means the warrants described on Schedule 6.13(b) under the heading “Other Equity Holder Agreements”.

“Extraordinary Receipts” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including, without limitation, (i) tax refunds, pension plan reversions and proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), (ii) condemnation awards and similar payments, (iii) indemnity payments, (iv) any purchase price adjustments (v) any cash received in connection with the settlement or other resolution (including by judgment) of any litigation, arbitration or other dispute or (vi) any amounts received as a milestone payment pursuant to a License Agreement other than (a) a Regulatory Milestone Payment pursuant to Section 9.2 of the Otsuka License Agreement, (b) a NHI Price Listing Milestone Payment pursuant to Section 9.3 of the Otsuka License Agreement, (c) a Data Milestone Payment pursuant to Section 9.4 of the Otsuka License Agreement, (d) any submission, approval or pricing milestone in the Otsuka License Agreement or (d) an upfront payment pursuant to any License Agreement and (vii) following a Material Event of Default, all royalty payments received pursuant to a License Agreement; provided, that, in no event shall “Extraordinary Receipts” include (a) the proceeds of any issuances, Permitted Transfers or Dispositions of Qualified Capital Stock of such Person (including pursuant to the Existing Warrants), (b) the proceeds of any insurance, condemnation awards or similar payments, or indemnity payments, in each case, to the extent that such proceeds are received by such Person in respect of any actual or potential third-party claim against such Person and applied to pay (or reimburse such Person for its prior payment of) such claim and/or related costs and expenses, (c) [reserved], (d) [reserved], or (e) proceeds, awards or other payments received as reimbursement, indemnity or other compensation for actual losses or any out-of-pocket costs, in each case incurred or made by the Borrower or its Subsidiaries prior to the receipt thereof and directly related thereto.

“Facilities” means, at any time, a collective reference to the facilities and real properties owned, leased or operated by any Loan Party or any Subsidiary.

“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) all of the Commitments have terminated and (b) all Obligations have been paid in full in cash (other than contingent indemnification obligations for which no claim has been asserted).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder, official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

“FDA” means the United States Food and Drug Administration and any successor Governmental Authority thereto.

13

“FDCA” means the U.S. Food, Drug and Cosmetic Act (or any successor thereto) and the rules, regulations, guidelines, guidance documents and compliance policy guides issued or promulgated thereunder.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that, if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day.

“Fee Letter” means that certain letter agreement dated as of the Closing Date among the Borrower, on the one hand, and the Lenders and/or one or more of their respective Affiliates, on the other hand.

“Flood Hazard Property” means any real property subject to a Mortgage that is in an area designated by the Federal Emergency Management Agency as having special flood or mudslide hazards.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Full 2025 Notes Refinancing Date” means the date on which the entire outstanding aggregate amount of Existing Notes have been (i) refinanced with the cash proceeds of or exchange with new Junior Capital (including, for the avoidance of doubt, cash proceeds from the exercise of the Existing Warrants) permitted to be issued under this Agreement, (ii) amended to extend the maturity thereof to no earlier than the maturity date of the New Convertible Notes or (iii) a combination of (i) and (ii).

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)            all obligations, whether current or long-term, for borrowed money (including the Obligations) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)            all purchase money Indebtedness;

(c)            the principal portion of all obligations under conditional sale or other title retention agreements relating to property purchased by such Person or any Subsidiary thereof (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(d)            all reimbursement obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(e)            (i) all obligations in respect of the deferred purchase price of property or services (other than (x) ordinary course incentive or deferred compensation to directors, officers and employees of such Person and its Subsidiaries or (y) trade accounts payable in the ordinary course of business that remain unpaid for more than ninety (90) days following the due date thereof (unless such obligations are being contested in good faith by appropriate proceedings diligently conducted)) and (ii) any Earn Out Obligations solely to the extent required to be reflected as a liability on a balance sheet prepared in accordance with GAAP;

14

(f)            (i) the Attributable Indebtedness of Capital Leases and Synthetic Leases and (ii) amounts outstanding under any Securitization Transactions;

(g)            all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Capital Stock in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(h)            all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed;

(i)            all Guarantees with respect to Funded Indebtedness of the types specified in clauses (a) through (h) above of another Person; and

(j)            all Funded Indebtedness of the types referred to in clauses (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, except to the extent that Funded Indebtedness is expressly made non-recourse to such Person.

For purposes hereof, the amount of any direct obligation arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments shall be the maximum amount available to be drawn thereunder.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, subject to the application of Section 1.03.

“Governmental Authority” means any national, supranational, federal, state, county, provincial, local, municipal or other government or political subdivision thereof (including any Regulatory Agency), whether domestic or foreign, and any agency, authority, commission, ministry, instrumentality, regulatory body, court, tribunal, arbitrator, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to any such government (including any supra-national bodies such as the European Union or the European Central Bank).

“Government Official” means, collectively, any officer, employee, official, representative, or any Person acting for or on behalf of any Governmental Authority or public international organization, any political party or official thereof and any candidate for political office.

15

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means (a) each Subsidiary identified as a “Guarantor” on the signature pages hereto (if any) and (b) each other Person that joins as a Guarantor pursuant to Section 7.12, together with their successors and permitted assigns; provided, that, no Excluded Subsidiary shall be a “Guarantor” under the Loan Documents.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Secured Parties pursuant to Article IV.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended from time to time, and the rules and regulations promulgated thereunder from time to time and any equivalent Law in any jurisdiction other than the United States.

“IND” means (a) (i) an investigational new drug application that is required to be filed with the FDA pursuant to Section 505(b) of the FDCA before beginning clinical testing in human subjects, or any successor application or procedure; and (ii) any similar application or functional equivalent relating to any investigational new drug application applicable to or required by any country, jurisdiction or Governmental Authority other than the United States and (b) all supplements and amendments that may be filed with respect to the foregoing.

“Immaterial Subsidiary” means any Subsidiary that (a) did not, as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 7.01(a) or (b), have assets with a value in excess of 2.50% of the total assets, or revenues representing in excess of 2.50% of total revenues of the Borrower and the Subsidiaries on a consolidated basis as of such date, and (b) taken together with all such Subsidiaries as of such date, did not have assets with a value in excess of 5.00% of total assets or revenues representing in excess of 5.00% of total revenues of the Borrower and the Subsidiaries on a consolidated basis as of such date.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)            all Funded Indebtedness;

(b)            the Swap Termination Value of any Swap Contract;

16

(c)            all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (b) above of any other Person; and

(d)            all Indebtedness of the types referred to in clauses (c) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person or a Subsidiary thereof is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person or such Subsidiary.

For the avoidance of doubt, “Indebtedness” shall not include obligations or liabilities under any Permitted Equity Derivatives.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 11.04(b).

“Indirect Lender” means any Person that is not a U.S. Person and either (a) directly holds equity interests in a Lender that is treated as a partnership or disregarded entity for United States federal income tax purposes or (b) directly holds equity interests in a U.S. Person that is treated as a partnership or disregarded entity for U.S. federal income tax purposes that, directly, or indirectly through entities each of which is treated as a partnership or disregarded entity for U.S. federal income tax purposes, holds equity interests in a Lender.

“Information” has the meaning set forth in Section 11.07.

“Infringement” and “Infringes” mean the infringement, misappropriation, or other violation of any Patents, Copyrights, Trademarks, know-how, trade secrets, confidential information, and/or other Intellectual Property.

“Intellectual Property” means all (a) Patents; (b) Trademarks and all applications, registrations and renewals thereof; (c) Copyrights and other works of authorship (registered or unregistered), and all applications, registrations and renewals thereof; (d) Regulatory Authorizations; (e) [reserved]; (f) proprietary computer software, proprietary databases, domain registrations, pre-clinical and clinical data and documentation; (g) trade secrets and confidential information, whether patentable or unpatentable and whether or not reduced to practice, know-how, inventions, manufacturing processes and techniques, and research and development information; (h) [reserved]; (i) other intellectual property or similar proprietary rights; (j) copies and tangible embodiments of any of the foregoing (in whatever form or medium) within the custody or control of a relevant Person; (k) any and all improvements to any of the foregoing; and (l) all exclusive and nonexclusive licenses from third parties to use any of the foregoing intellectual property or rights to use any intellectual property owned or licensed by such third parties.

“Interest Payment Date” means (a) the last Business Day of each March, June, September and December and (b) the Maturity Date.

“Interest Period” means, with respect to any Borrowing, (a) initially, the period beginning on (and including) the date of such Borrowing and ending on (and including) the next following Interest Payment Date and (b) thereafter, the period beginning on (and including) the first day immediately following such Interest Payment Date and ending on the earlier of (and including) (i) the next following Interest Payment Date and (ii) the Maturity Date.

17

“Interest Rate” means a rate equal to nine and three quarters percent (9.75%) per annum.

“Interim Financial Statements” means the (i) unaudited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal quarters ended March 31, 2024, June 30, 2024 and September 30, 2024, including balance sheets and statements of operations, shareholders’ equity and cash flows and (ii) the net Consolidated Revenue for the months ending October 31, 2024 and November 30, 2024; provided that, for purposes of this clause (ii), such net Consolidated Revenue shall not be required to be determined and reported in accordance with GAAP.

“Internal Revenue Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Internal Revenue Service” means the United States Internal Revenue Service.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, but giving effect to any repayments of principal in the case of Investments in the form of loans and any return of capital or return on Investment in the case of equity Investments (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts), but in each case not in excess of the amount of the initial Investment.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party or any of its Subsidiaries.

“IP License Jurisdictions” means Australia, Canada and Israel.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit C executed and delivered by a Subsidiary in accordance with the provisions of Section 7.12.

“Junior Capital” means (i) Permitted Note Indebtedness or (ii) Qualified Capital Stock.

“Key Permits” means (a) all marketing authorizations issued by the FDA or EMA for the Products and (b) all other Permits relating to the Products, including all applicable Regulatory Authorizations, the loss of which could reasonably be expected to result, either individually or in the aggregate, in a material adverse effect on the commercialization of the Products.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities and executive orders, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto, each other Person that becomes a “Lender” in accordance with this Agreement and their successors and assigns.

18

“Lending Office” means, as to any Lender, the office address of such Lender and, as appropriate, account of such Lender set forth on Schedule 11.02 or such other address or account as such Lender may from time to time notify the Borrower and the Administrative Agent.

“License Agreements” means (a) that certain License and Collaboration Agreement, dated April 17, 2020, by and between the Borrower and Otsuka Pharmaceutical Co., Ltd. (as in effect on the Closing Date and as may be amended or otherwise modified in a manner not materially adverse to the Administrative Agent or any Lender, the “Otsuka License Agreement”), (b) that certain License and Collaboration Agreement dated April 26, 2021, by and between the Borrower and Daiichi Sankyo Company, Limited, as amended by that certain First Amendment to the License and Collaboration Agreement dated January 2, 2024 (as in effect on the Closing Date and as may be amended or otherwise modified in a manner not materially adverse to the Administrative Agent or any Lender, the “DS License Agreement”), (c) that certain License and Collaboration Agreement dated January 2, 2019, by and between the Borrower and Daiichi Sankyo Europe GmbH, as amended by that certain First Amendment to the License and Collaboration Agreement dated June 18, 2020 and Second Amendment to License and Collaboration Agreement dated March 19, 2021 (as in effect on the Closing Date and as may be amended or otherwise modified in a manner not materially adverse to the Administrative Agent or any Lender, the “DSE License Agreement”) and (d) any other license agreement or sub-license agreement or similar agreement entered into by the Borrower or any of its subsidiaries in connection with a Product where the Borrower or its Subsidiaries receive cash payments in connection with the licensing of a Product to another Person.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Liquidity Cure Period” has the meaning set forth in Section 8.16.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan.

“Loan Documents” means this Agreement, the Fee Letter, the Agent Fee Letter, each Note, each Joinder Agreement, each Collateral Document and any other agreement, instrument or document designated by its terms as a “Loan Document”.

“Loan Notice” means a notice of a Borrowing of Loans pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Make-Whole Amount” means, on any date of determination, with respect to any Loan (including any PIK Principal) that is repaid or required to be repaid, the amount, if any, by which (a) the sum of (i) one hundred percent (100.00%) of the principal amount of such Loan that is repaid or required to be repaid plus (ii) the amount of all interest (including any default interest pursuant to Section 2.06(b)) that would have accrued on the principal amount of such Loan that is repaid or required to be repaid from such date of determination through and including the second (2nd) anniversary of the Closing Date exceeds (b) the principal amount of such Loan that is repaid or required to be repaid.

19

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, properties, liabilities (actual or contingent) or financial condition of the Borrower and its Subsidiaries (taken as a whole), (b) a material impairment of the rights and remedies, taken as a whole, of the Administrative Agent and the Lenders under the Loan Documents or a material impairment in the perfection or priority of the Administrative Agent’s security interests in the Collateral (taken as a whole) (other than solely as a result of any sale, license or other disposition expressly permitted by this Agreement), or (c) a material impairment of the ability of the Loan Parties (taken as a whole) to perform their respective material obligations under Loan Documents to which they are a party.

“Material Contracts” means (a) each contract or agreement pursuant to which any Loan Party or any Subsidiary has made or received aggregate payments of more than $9,000,000 in the fiscal year immediately preceding such date of determination, whether such payments are being made by or to such Loan Party or such Subsidiary, (b) each License Agreement and (c) all other contracts or agreements to which the Borrower or any Subsidiary is a party and the breach, nonperformance or cancellation of which, or the failure to renew could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

“Material Event of Default” means, an Event of Default pursuant to (i) Section 9.01(a), (ii) Section 9.01(b) with respect to non-compliance with Sections 7.01, 7.02(a) or 7.02(b) and, in each case, such Event of Default has remained continuing for a period of more than thirty (30) days, (iii) Section 9.01(b) with respect to non-compliance with Article VIII; provided however, a non-compliance with Section 8.16 shall not be a Material Event of Default until the end of the Liquidity Cure Period, (iv) Section 9.01(f) or (g), (v) Section 9.01(j), (vi) Section 9.01(k), (vii) Section 9.01(l), (viii) Section 9.01(o), (ix) Section 9.01(p) or (x) Section 9.01(q).

“Material Indebtedness” has the meaning set forth in Section 9.01(e).

“Material Intellectual Property” means all items of Intellectual Property owned or licensed by any Loan Party that are, individually or in the aggregate, material to the Borrower and its Subsidiaries, taken as a whole.

“Material Regulatory Authorization” means any Regulatory Authorization where the failure to possess or maintain such Regulatory Authorization, or any restriction placed thereon, in either case, could reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect.

“Material Subsidiary” means any Subsidiary which is not an Immaterial Subsidiary.

“Maturity Date” means December 13, 2029; provided, that, if such date is not a Business Day, the Maturity Date shall be the first Business Day immediately preceding such date.

“Maximum Rate” has the meaning set forth in Section 11.09.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” or “Mortgages” means, individually or collectively, as the context requires, each of the mortgages, deeds of trust or deeds to secure debt executed by a Loan Party that purport to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in the fee interest of any Loan Party in real property (other than Excluded Property).

20

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“NDA” means a new drug application filed with the FDA pursuant to section 505(b) of the FDCA, along with all supplements and amendments thereto, and any similar application for marketing authorization required by any country, jurisdiction or Governmental Authority other than the United States (including the FDA-equivalent in any other relevant jurisdiction).

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by any Loan Party or any Subsidiary in respect of any Disposition (excluding, for the avoidance of doubt, any proceeds received in connection with any Permitted Transfers), Debt Issuance, Involuntary Disposition or Extraordinary Receipt, net of (a) reasonable direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees, and sales commissions), (b) taxes paid or reasonably determined by the Borrower to be payable as a result thereof, (c) in the case of any Disposition or Involuntary Disposition, the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to any Lien of the Administrative Agent) on the related property and (d) in the case of any Extraordinary Receipt, reasonable and documented direct costs incurred in connection with the collection of such proceeds, awards or other payments; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by any Loan Party or any Subsidiary in any Disposition (excluding, for the avoidance of doubt, any proceeds received in connection with Permitted Transfers), Debt Issuance, Involuntary Disposition or Extraordinary Receipt.

“New Convertible Notes” means the $100,000,000 aggregate principal amount of the Borrower’s 5.75% Convertible Senior Subordinated Notes due December 2030 to be issued upon the consummation of the Exchange Agreements.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (b) has been approved by the Required Lenders.

“Not Otherwise Applied” means, with reference to any proceeds of any transaction or event that is proposed to be applied to a particular use or transaction, that such amount (a) was not required to prepay Loans pursuant to Section 2.03 and (b) has not previously been (and is not simultaneously being) applied to anything other than such particular use or transaction.

“Note” has the meaning set forth in Section 2.09.

“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, (b) the Loan Parties’ obligations to pay, discharge and satisfy the Erroneous Payment Subrogation Rights and (c) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

21

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction), and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Administrative Proceeding” means any administrative proceeding relating to a dispute involving a patent office or other relevant intellectual property registry which relates to validity, opposition, revocation, ownership or enforceability of the relevant Intellectual Property.

“Other Connection Taxes” means, with respect to a Recipient, Taxes imposed as a result of a present or former connection between a Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” has the meaning set forth in Section 3.01(a).

“Outstanding Amount” means with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments with respect to such Loans occurring on such date.

“Paragraph IV Certification” has the meaning specified in Section 6.17(c)(iii).

“Participant” has the meaning set forth in Section 11.06(e).

“Participant Register” has the meaning specified in Section 11.06(e).

“Patents” means any patent rights of any kind, including any and all: patents (whether registered or not), patent applications or invention disclosures, as well as all divisions, continuations, continuations in-part, provisionals, continued prosecution applications, substitutions, reissues, reexaminations, inter partes reviews, post grant reviews, renewals, extensions, adjustments, restorations, supplemental protection certificates and other additions in connection therewith, whether in or related to the United States or any foreign country or other jurisdiction, together with the right to claim the priority thereto and the right to sue for past infringement of any of the foregoing.

“Patent Event” means any Patent settlement, ruling, judgment, decree, transaction or other event the result of which could reasonably be expected to permit a generic version of a Product to come to market during the term of this Agreement; provided that, if such event is appealed and such appeal results in the applicable generic version of a Product not being permitted to enter the market earlier than it would have had if such Patent Event had not occurred such Patent Event shall be deemed to no longer exist. For the avoidance of doubt, the occurrence of a Patent Event shall not constitute an Event of Default.

22

“Patent Event Amortization Amount” means an amount equal to the aggregate principal amount of Loans outstanding as of the date of a Patent Event divided by the number of fiscal quarters ending after the Patent Event (including the quarter ending in which such Patent Event occurred) but prior to the Maturity Date; provided that in no event will any Patent Event Amortization Amount exceed 25% of the principal amount of the Loans outstanding as of the date of a Patent Event.

“Payment Recipient” has the meaning assigned to it in Section 10.11(a).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Funding Rules” means the rules of the Internal Revenue Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in Section 412, 430, 431, 432 and 436 of the Internal Revenue Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to minimum funding standards under Section 412 of the Internal Revenue Code or similar arrangement subject to applicable Laws outside the United States that provides benefits on a defined benefit basis in the event of retirement or termination of employment that is not otherwise fully funded through insurance.

“Permits” means all applicable Regulatory Authorizations, licenses, clearances, registrations, certificates, certificates of need, accreditations, orders, approvals, notifications, authorizations, consents, waivers, franchises, variances and similar rights issued by or obtained from any Governmental Authority or any other Person, including, without limitation, those relating to Environmental Laws and those relating to Product Authorizations and Product Development and Commercialization Activities.

“Permitted Acquisition” means an Investment consisting of an Acquisition by a Loan Party; provided, that, (a) the property acquired (or the property of the Person acquired) in such Acquisition is used or useful in the same or a reasonably related or complementary line of business as the Borrower and its Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof), (b) no Event of Default shall have occurred and be continuing or would result from such Acquisition, (c) the Administrative Agent shall have received all items in respect of the Equity Interests or property acquired in such Acquisition as and when required to be delivered by the terms of Section 7.12 and/or Section 7.14, (d) such Acquisition shall not be a “hostile” acquisition and shall have been approved by the Board of Directors and/or the shareholders (or equivalent) of the applicable Loan Party and the target of such Acquisition, (e) following written request by the Administrative Agent, the Borrower shall have delivered to the Administrative Agent pro forma financial statements for the Borrower and its Subsidiaries after giving effect to such Acquisition for the twelve month period ending as of the most recent fiscal quarter end in a form reasonably satisfactory to the Administrative Agent (at the direction of the Required Lenders), (f) the representations and warranties made by the Loan Parties in each Loan Document shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) at and as if made as of the date of such Acquisition (after giving effect thereto) except to the extent any such representation and warranty expressly relates to an earlier date, in which case it shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) as of such earlier date and (g) the aggregate purchase price for all Permitted Acquisitions shall not exceed $7,500,000; provided that, upon the occurrence of the Full 2025 Notes Refinancing Date, such amount shall increase to $10,000,000.

23

“Permitted Equity Derivative” means (a) any agreement or arrangement pursuant to which the Borrower acquires a bond hedge, call option, capped call option, forward, accelerated share repurchase or any similar derivative arrangement requiring the counterparty thereto to deliver to the Borrower Qualified Capital Stock of the Borrower, (b) any agreement or arrangement entered into concurrently with a transaction described in clause (a) pursuant to which, among other things, the Borrower issues to the counterparty thereto warrants to acquire Qualified Capital Stock of the Borrower, cash in lieu of delivering such Qualified Capital Stock or cash representing the termination value of such option, or a combination thereof upon settlement, exercise or early termination thereof, and (c) any share lending agreement or stock borrower facility with respect to the Borrower’s Qualified Capital Stock on customary terms for any such agreement in connection with an issuance of Convertible Note Indebtedness for an amount of Qualified Capital Stock of the Borrower no greater than the number of Qualified Capital Stock into which the related Permitted Note Indebtedness may convert; provided that, in all cases under clauses (a), (b) or (c), (x) such transaction is entered into by the Borrower at the time of any issuance (including in each case, without limitation, in connection with the exercise of any overallotment or initial purchaser’s (or initial purchasers’) or underwriter’s (or underwriters’) option to purchase additional securities) and (y) the aggregate cash consideration paid to purchase (net of any cash consideration received) any Permitted Equity Derivatives shall not exceed 15% of the gross cash proceeds of the related Permitted Note Indebtedness.

“Permitted Liens” means, at any time, Liens in respect of property of any Loan Party or any of its Subsidiaries permitted to exist at such time pursuant to the terms of Section 8.01.

“Permitted Note Indebtedness” means (a) the Existing Notes in a principal amount not to exceed $65,000,000 (plus any positive Exchange Threshold Amount) in the aggregate, (b) the New Convertible Notes and (c) other Convertible Note Indebtedness issued by the Borrower after the Closing Date; provided that such Convertible Note Indebtedness (i) shall have an interest rate no greater than six percent (6.00%) per annum, (ii) shall be unsecured, (iii) shall have no Subsidiary Guarantee such Convertible Note Indebtedness, (iv) such Convertible Note Indebtedness shall not mature, and no scheduled or mandatory principal payments, prepayments, cash settlements, repurchases, redemptions or sinking fund or like payments of such Convertible Note Indebtedness shall be required at any time on or prior to the date that is one hundred and eighty (180) days after the Maturity Date, other than (x) the settlement of conversions at the option of the holders thereof into Qualified Capital Stock plus cash, if any, in lieu of any fractional share, (y) any customary provisions granting the issuer thereof the right, but not the obligation, to redeem the same (it being understood that any exercise of such redemption right will be subject to Section 8.11) and (z) any customary upon a “change of control”, “fundamental change” or similar provisions granting the holders of such Convertible Note Indebtedness a right to require the repurchase of such Convertible Note Indebtedness upon such event in circumstances that would also constitute a Change of Control under this Agreement , (v) such Convertible Note Indebtedness shall be subordinated to the Obligations under this Agreement on terms reasonably acceptable to the Required Lenders, and (vi) no Default or Event of Default shall have occurred and be continuing at the time of incurrence of such Convertible Note Indebtedness or could result therefrom (the “Additional Convertible Notes”).

24

“Permitted Refinancing” means, with respect to any Indebtedness, any refinancings, refundings, renewals or extensions thereof; provided, that, (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, (ii) the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension; (iii) such refinancing, refunding, renewing or extending Indebtedness has a later or equal final maturity and longer or equal weighted average life than the Indebtedness being refinanced, refunded, renewed or extended; (iv) if the Indebtedness being refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, as favorable in all material respects to the Lenders (including, if applicable, as to Collateral) as those contained in the documentation governing the Indebtedness being refinanced, refunded, renewed or extended; (v) if the Indebtedness being refinanced, refunded, renewed or extended is secured, such refinancing, refunding, renewal or extension is, if secured, subject to intercreditor arrangements on terms, taken as a whole, as favorable in all material respects to the Lenders (including as to the applicable Collateral) as those contained in the documentation governing the Indebtedness being refinanced, refunded, renewed or extended; (vi) the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate as reasonably determined in good faith by the Borrower; and (vii) such refinancing, refunding, renewing or extending Indebtedness may not have guarantors, obligors or security in any case more extensive than that which applied to the Indebtedness being refinanced, refunded, renewed or extended.

“Permitted Tax Distributions” means, for any taxable year in which Borrower is a member of a consolidated, combined, or unitary group for U.S. federal or state income tax purposes (a “Tax Group”), distributions from Borrower to the parent of the Tax Group to permit the parent of the Tax Group to pay U.S. federal or state income taxes then due and owed by such Tax Group and attributable to Borrower and any of its Subsidiaries that are members of such Tax Group; provided that the amount of such distributions in any taxable period shall not exceed the net amount of the relevant income tax that the parent of the Tax Group actually owes to the appropriate taxing authority.

“Permitted Transfers” has the meaning set forth in the definition of “Disposition”.

“Person” means any natural person, corporation, limited liability company, trust, unincorporated organization, joint venture, association, company, partnership, Governmental Authority or any other legal entity, whether acting in an individual, fiduciary or other capacity.

“Personal Information” means (a) all information that could reveal the identity of any natural Person and (b) all other information regarding natural Persons the collection, use, or disclosure of which is subject to applicable Privacy Laws, including without limitation information regarding patient care or payment for patient care.

“PIK Interest Rate” means a rate equal to eleven and three quarters percent (11.75%) per annum.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan) maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Pledge Agreement” means that certain U.S. pledge agreement dated as of the Closing Date executed in favor of the Administrative Agent, for the benefit of the Secured Parties, by each of the Loan Parties, as amended or modified from time to time in accordance with the terms hereof.

“Privacy Laws” means all Laws applicable to the privacy or security of individually identifiable information of any patient or individual, including without limitation HIPAA, the EU General Data Protection Regulation (EU) 2016/679 (GDPR) and equivalent Laws in other jurisdictions.

25

“Product” means Nexletol (also known as Nilemdo) and Nexlizet (also known as Nustendi) and any other products set forth on Schedule 1.01 (as supplemented from time to time in accordance with the terms of this Agreement); provided, that, if the Loan Parties shall fail to comply with their obligations under this Agreement to give notice to the Administrative Agent and update Schedule 1.01 prior to the first commercial launch of any new product, any such improperly undisclosed Product shall be deemed to be included in this definition.

“Product Agreement” means each agreement, license, document, instrument, interest (equity or otherwise) or the like under which one or more parties grants or receives any right, title or interest with respect to any Product Development and Commercialization Activities in respect of one or more Products specified therein or to exclude third parties from engaging in, or otherwise restricting any right, title or interest as to any Product Development and Commercialization Activities with respect thereto, including each contract or agreement with suppliers, manufacturers, pharmaceutical companies, distributors, clinical research organizations, hospitals, group purchasing organizations, wholesalers, pharmacies or any other Person related to any such entity, in each case, solely to the extent a counterparty to such Product Agreement is in direct privity with a Loan Party or a Subsidiary.

“Product Authorizations” means any and all approvals, licenses, notifications, registrations or authorizations of any Governmental Authority for the testing, manufacture, development, distribution, use, storage, import, export, transport, promotion, marketing, sale or commercialization of a Product in any country or jurisdiction, including without limitation registration and listing, INDs, NDAs, ANDAs and similar applications.

“Product Development and Commercialization Activities” means, with respect to any Product, any combination of research, development, manufacture, import, use, sale, licensing, importation, storage, labeling, marketing, promotion, supply, distribution, testing, packaging, purchasing or other commercialization activities, receipt of payment in respect of any of the foregoing, or like activities the purpose of which is to develop or commercially exploit such Product.

“Product Distributor” means any Person that, pursuant to a Product Agreement, is engaged in any commercialization activities with respect to the Products.

“Public Borrower Materials” has the meaning set forth in Section 7.02.

“Qualified Capital Stock” of any Person means any Equity Interests of such Person (other than, for the avoidance of doubt, any Convertible Note Indebtedness) that are not Disqualified Capital Stock.

“Qualified Equity Issuance” means any issuance of the Borrower’s Qualified Capital Stock occurring after the Closing Date and not more than three (3) months prior to the applicable Restricted Payment to be made in reliance on Section 8.06(e).

“Qualified Equity Issuance Proceeds” means the net cash proceeds received by the Borrower from any Qualified Equity Issuance to the extent such net cash proceeds are Not Otherwise Applied.

“Real Property Security Documents” means with respect to the fee interest of any Loan Party in any real property (other than Excluded Property):

(a)            a fully executed and notarized Mortgage encumbering the fee interest of such Loan Party in such real property;

26

(b)            if requested by the Administrative Agent in its sole discretion, maps or plats of an as-built survey of the sites of such real property certified to the Administrative Agent and the title insurance company issuing the policies referred to in clause (c) of this definition in a manner reasonably satisfactory to each of the Administrative Agent (at the direction of the Required Lenders) and such title insurance company, dated a date reasonably satisfactory to each of the Administrative Agent and such title insurance company by an independent professional licensed land surveyor, which maps or plats and the surveys on which they are based shall be sufficient to delete any standard printed survey exception contained in the applicable title policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the National Society of Professional Surveyors, Inc. in 2021 with items 2, 3, 4, 6(b), 7(a), 7(b)(1), 7(c), 8, 9, 10, 13, 14, 16,17, 18 and 19 on Table A thereof completed;

(c)            ALTA mortgagee title insurance policies issued by a nationally recognized title company or, if not, then by a title insurance company reasonably acceptable to the Required Lenders with respect to such real property, assuring the Administrative Agent that the Mortgage covering such real property creates a valid and enforceable first priority mortgage lien on such real property, free and clear of all defects and encumbrances except Permitted Liens, which title insurance policies shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent (at the direction of the Required Lenders) and shall include such endorsements as are commercially reasonably requested by the Administrative Agent;

(d)            (i) a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to such real property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by each Loan Party relating thereto) and (ii) if such real property is a Flood Hazard Property, (A)  notices to (and confirmations of receipt by) such Loan Party as to the existence of a special flood hazard and, if applicable, the unavailability of flood hazard insurance under the National Flood Insurance Program and (B) evidence of applicable flood insurance, if available, in each case in such form, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994;

(e)            if requested by the Administrative Agent in its sole discretion, a phase I environmental assessment report as to such real property, in form and substance and from professional firms acceptable to the Required Lenders; and

(f)            if requested by the Administrative Agent, evidence reasonably satisfactory to the Administrative Agent (at the direction of the Required Lenders) that such real property, and the uses of such real property, are in compliance in all material respects with all applicable zoning laws (the evidence submitted as to which should include the zoning designation made for such real property, the permitted uses of such real property under such zoning designation and, if available, zoning requirements as to parking, lot size, ingress, egress and building setbacks).

“Recipient” means the Administrative Agent, any Lender, and any other recipient of any payment by or on account of any obligation of any Loan Party under any Loan Document.

“Register” has the meaning set forth in Section 11.06(d).

“Regulatory Agencies” means any Governmental Authority that is concerned with the use, control, safety, efficacy, reliability, manufacturing, marketing, distribution, sale or other Product Development and Commercialization Activities relating to any Product, including but not limited to CMS, FDA, DEA, EMA and all similar agencies in other jurisdictions, and includes Standard Bodies.

27

“Regulatory Authorizations” means all approvals, clearances, notifications, authorizations, orders, exemptions, registrations, certifications, certificates, certificates of need, accreditations, licenses and permits granted by, submitted to or filed with any Regulatory Agencies, including all Product Authorizations.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, sub-advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than fifty percent (50%) of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Financial Officer” means the chief executive officer, president or chief financial officer or any comparable officer of the Borrower or the chief executive officer or president of any Loan Party other than the Borrower. Any document delivered hereunder that is signed by a Responsible Financial Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Financial Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief medical officer, chief scientific officer, general counsel, secretary, assistant secretary or comparable officer of the Borrower or the chief executive officer, president, secretary, assistant secretary or comparable officer of any Loan Party other than the Borrower. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted” means, when referring to cash or Cash Equivalents of the Loan Parties, that such cash or Cash Equivalents (a) appear (or would be required to appear) as “restricted” on a consolidated balance sheet of the Borrower and its Subsidiaries as determined in accordance with GAAP (other than as a result of the Liens of the Administrative Agent for the benefit of the Secured Parties) or (b) are subject to any Lien in favor of any Person (other than bankers’ liens and rights of setoff) other than the Administrative Agent for the benefit of the Secured Parties.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of any Loan Party or any Subsidiary, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Equity Interests of any Loan Party or any Subsidiary, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of any Loan Party or any Subsidiary, now or hereafter outstanding and (d) any payment made in cash to the holders of Convertible Note Indebtedness in excess of (i) the original principal (or notional) amount thereof, (ii) interest thereon and, (iii)  any fees due thereunder.

28

“Royalty Purchase Agreement” means that certain Royalty Purchase Agreement, dated June 27, 2024, between Borrower and OCM IP Healthcare Portfolio LP, as in effect on the date hereof.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global, Inc., and any successor thereto.

“Safety Notice” means any product recall, field notification, safety alert, correction, withdrawal, warning, “dear doctor” letter, investigator notice, “serious adverse event” report, clinical hold, marketing suspension, removal from the market, material label change request or the like which could reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect.

“Sale and Leaseback Transaction” means, with respect to any Loan Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby the Loan Party or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanction(s)” means any sanction administered or enforced by the United States government (including, without limitation, OFAC), the United Nations Security Council, the European Union, His Majesty’s Treasury or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Indemnitees and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.05.

“Securities Act” means the Securities Act of 1933.

“Securitization Receivables” has the meaning specified in the definition of “Securitization Transaction”.

“Securitization Subsidiary” means any special purpose vehicle (other than, for the avoidance of doubt, any Loan Party) which engages in no activities other than those reasonably related to or in connection with the entering into of Securitization Transactions and which is organized in a manner (as determined by the Borrower in good faith) intended to reduce the likelihood that it would be substantively consolidated with the Borrower or any of its Subsidiaries (other than Securitization Subsidiaries) in the event the Borrower or any such Subsidiary (including the Securitization Subsidiary) becomes subject to a proceeding under any Debtor Relief Laws; provided, that, apart from Standard Securitization Undertakings, neither the Borrower nor any Subsidiary shall (a) provide credit support to such Securitization Subsidiary, (b) have any contract, agreement, arrangement or understanding with such Securitization Subsidiary other than on terms that are fair and reasonable and that are no less favorable to the Borrower or such Subsidiary than could be obtained from an unrelated Person (other than representations, warranties and covenants (including those relating to servicing) entered into in the ordinary course of business in connection with a Securitization Transaction and intercompany notes relating to the sale of Securitization Receivables to such Securitization Subsidiary) or (c) have any obligation to maintain or preserve such Securitization Subsidiary’s financial condition or to cause such Securitization Subsidiary to achieve certain levels of operating results.

29

“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, in each case, for fair market value (as determined by the Borrower in good faith), or grant a security interest in the amount of accounts receivables, rights to future lease payments or residuals or similar rights to payment, lockbox accounts, records, in each case, related to the accounts receivables and other assets customarily transferred together with the foregoing, in each case, net of payor rebates, prompt pay discounts, chargebacks, distribution fees, returns, co-pay assistance, allowance for doubtful accounts and any other discounts/fees that are recorded as either net within accounts receivables or as accrued variable consideration under the Company's historical financial statements (the “Securitization Receivables”) to a Securitization Subsidiary in a customary Securitization Transaction.

“Security Agreement” means the security agreement dated as of the Closing Date executed in favor of the Administrative Agent, for the benefit of the Secured Parties, by each of the Loan Parties, as amended or modified from time to time in accordance with the terms hereof.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Standard Bodies” means any of the organizations that create, sponsor or maintain safety, quality or other standards, including but not limited to ISO, ANSI, CEN and SCC and the like.

“Standard Securitization Undertakings” shall mean (a) representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary of the Borrower that are customary in factoring arrangements or non-recourse Securitization Transactions and (b) financing statements or similar filings in respect of Securitization Receivables and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with non-recourse Securitization Transactions or factoring arrangements involving Securitization Receivables.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

30

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided, that, “Swap Contract” shall not include any Permitted Equity Derivatives.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.

“Systems” means any device or combination thereof that contains data and Personal Information, including any physical and electronic data information storage services and systems and in particular those that use, access, store or disclose Personal Information.

“Taxes” has the meaning set forth in Section 3.01(a).

“Term Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Commitments at such time and (b) thereafter, the aggregate principal amount of the Term Loans of all Lenders outstanding at such time.

“Term Loan” has the meaning set forth in Section 2.01.

“Third Party” means any Person other than the Borrower or any Subsidiary or Affiliate thereof.

“Threshold Amount” means $4,000,000; provided that, upon the occurrence of the Full 2025 Notes Refinancing Date, the Threshold Amount shall increase to $6,000,000.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments of such Lender and the Outstanding Amount of all Loans of such Lender at such time.

“Trademarks” means any statutory or common law trademark, service mark, trade name, logo, symbol, trade dress, domain name, corporate name or other indicator of source or origin or identifies the goods and services of one provider from another, and all applications and registrations therefor, together with all of the goodwill associated therewith.

31

“Treasury Regulations” means the regulations, including temporary regulations, promulgated by the United States Treasury Department under the Internal Revenue Code, as such regulations may be amended from time to time (including the corresponding provisions of any future regulations).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect in the State of New York; provided, that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof or of the other Loan Documents relating to such perfection, effect of perfection or non-perfection or priority.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Cash” means, at any time, cash and Cash Equivalents of the Loan Parties (without duplication) that meet both of the following conditions: (i) such cash and Cash Equivalents are not Restricted at such time and (ii) such cash and Cash Equivalents are held in a Deposit Account subject to an Account Control Agreement; provided that cash and Cash Equivalents held in Deposit Accounts listed on Schedule 7.22 shall qualify as “Unrestricted Cash”; provided further that such cash and Cash Equivalents described in the previous proviso shall cease to qualify as “Unrestricted Cash” upon the expiration of the applicable post-closing period described on Schedule 7.22 if the Loan Parties have failed to cause such Deposit Accounts to become subject to an Account Control Agreement by such date.

“U.S. Person” means any “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Wholly Owned Subsidiary” means any Person one hundred percent (100%) of whose Equity Interests are at the time owned by the Borrower directly or indirectly through other Persons one hundred percent (100%) of whose Equity Interests are at the time owned, directly or indirectly, by the Borrower. Unless otherwise specified, all references herein to a “Wholly Owned Subsidiary” or to “Wholly Owned Subsidiaries” shall refer to a Wholly Owned Subsidiary or Wholly Owned Subsidiaries of the Borrower.

“Withholding Agent” means any Loan Party, the Administrative Agent and any other Person required by applicable Law to withhold or deduct amounts from a payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Work” means any work or subject matter that is subject to protection pursuant to Title 17 of the United States Code.

32

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02            Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)            The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Loan Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto”, “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in any Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal property and tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (vii) the word “knowledge” (or similar terms) means the actual knowledge of a Responsible Officer of the applicable Person and (viii) any Responsible Officer executing any Loan Document or any certificate or other document made or delivered pursuant hereto or thereto, so executes and certifies in their capacity as a Responsible Officer on behalf of the applicable Loan Party and not in any individual capacity.

(b)            In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)            Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

33

(d)            Any reference herein or in any other Loan Document to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

(e)            A Default or an Event of Default shall be deemed to exist or be continuing until such Default or Event of Default has been cured or waived; provided however, an Event of Default pursuant to Section 8.16 shall only be permitted to be cured as explicitly set forth therein.

1.03            Accounting Terms.

(a)            Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, (i) Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at one hundred percent (100%) of the outstanding principal amount thereof, and the effects of GAAP on financial liabilities to the contrary shall be disregarded, and (ii) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under GAAP to value any Indebtedness of the Borrower or any Subsidiary at “fair value”, as defined therein. Notwithstanding any other provision contained in this Agreement (including the definition of “Capital Lease”), all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of ASC 842 shall continue to be accounted for as operating leases for all purposes hereunder or under any other Loan Documents (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with ASC 842 (on a prospective or retroactive basis or otherwise) to be treated as Capital Leases.

(b)            Changes in GAAP. The Borrower shall provide a written summary of material changes in GAAP and in the consistent application thereof with each Compliance Certificate delivered in connection with the annual and quarterly financial statement required to be delivered in accordance with Section 7.01. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Borrower and the Required Lenders); provided, that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents reasonably requested by the Administrative Agent or the Required Lenders setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

34

(c)            Calculations. For purposes of all calculations hereunder, the principal amount of Convertible Note Indebtedness shall be the outstanding principal (or notional) amount thereof, valued at par (which is inclusive of any original issue discount).

(d)            Consolidation of Variable Interest Rate Entities. All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to GAAP as if such variable interest entity were a Subsidiary as defined herein.

1.04            Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.05            Deliveries.

Notwithstanding anything herein to the contrary, whenever any document, agreement, payment or other item is required by any Loan Document to be delivered, made or completed on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day.

1.06            Reporting Obligations.

Notwithstanding anything to the contrary herein or in any other Loan Document (including any reporting obligations set forth in Article VII), in respect of its undertakings under this Agreement and the other Loan Documents, the Borrower shall only be required to supply documents, details or information to the extent that the Borrower, by supplying such documents, details or information, would not breach any applicable mandatory laws or regulations or any undertaking made to any exchange on which the Borrower’s shares or other securities are listed; provided, that, the Borrower has taken reasonable steps in order to overcome any such breach (for example, by entering into non-disclosure agreements or insider lists).

Article II

THE COMMITMENTS

2.01            Commitments. Subject to the terms and conditions set forth herein and in reliance upon the representations and warranties of the Loan Parties set forth herein, each Lender severally and not jointly agrees to make a single loan (each such loan, a “Term Loan”) to the Borrower, in Dollars, on the Closing Date in an aggregate amount not to exceed such Lender’s Commitment. The Borrowing on the Closing Date shall consist of Term Loans made simultaneously by the Lenders in accordance with their respective Commitments. Borrowings repaid or prepaid may not be reborrowed.

2.02            Borrowings.

(a)            The Borrowing on the Closing Date shall be made upon the Borrower’s irrevocable notice (in the form of a written Loan Notice, appropriately completed and signed by a Responsible Financial Officer of the Borrower) to the Administrative Agent, which must be given not later than 9:00 a.m. on the date three (3) Business Days prior to the Closing Date (or such shorter period as the Administrative Agent may agree in its sole discretion). The Loan Notice shall specify (i) the requested date of the Borrowing (which shall be a Business Day) and (ii) the principal amount of Loans to be borrowed.

35

(b)            Following receipt of the Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans. Each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 and Section 5.01, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to (and acceptable to) the Administrative Agent (at the direction of the Required Lenders) by the Borrower.

2.03            Prepayments.

(a)            Voluntary Prepayments. Subject to the payment of any repayment premium as required under Section 2.03(d), the exit fee required under Section 2.07(b) and any other fees or amounts payable hereunder at such time, the Borrower may, upon written notice from the Borrower to the Administrative Agent, voluntarily prepay the Loans, in Dollars, in whole or in part; provided, that, (i) such notice must be received not later than 11:00 a.m. three (3) Business Days prior to the date of prepayment and (ii) any such prepayment shall be in a principal amount of $2,500,000 or a whole multiple of $1,000,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding). Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, that, if such notice expressly states that it is conditioned upon the effectiveness of other credit facilities or the closing of a specified transaction, such notice may be revoked by the Borrower (by notice in writing to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any prepayment pursuant to this Section 2.03(a) shall be accompanied by (x) all accrued and unpaid interest on the principal amount of the Loans prepaid, (y) the repayment premium required under Section 2.03(d) (if applicable) and the exit fee required under Section 2.07(b) and (z) all fees, costs, expenses, indemnities and other amounts due and payable hereunder at the time of prepayment. The principal component of each such prepayment of the Loans shall be applied to the principal repayment installments thereof under Section 2.05 as elected by the Borrower in writing (or, if not so elected in the direct order of maturity). Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages in respect of the Term Facility.

(b)            Mandatory Prepayments of Loans.

(i)            Dispositions and Involuntary Dispositions. The Borrower shall promptly (and, in any event, within five (5) Business Days) prepay the Loans, in Dollars, in an aggregate amount equal to 100% of the Net Cash Proceeds of all Dispositions and Involuntary Dispositions received by any Loan Party or any Subsidiary. Any prepayment pursuant to this clause (i) shall be applied as set forth in clause (v) below.

(ii)            Extraordinary Receipts. The Borrower shall promptly (and, in any event, within five (5) Business Days) upon the receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds of any Extraordinary Receipt, prepay the Loans, in Dollars, in an aggregate amount equal to 100% of such Net Cash Proceeds. Any prepayment pursuant to this clause (ii) shall be applied as set forth in clause (v) below.

36

(iii)            Debt Issuance. The Borrower shall promptly (and, in any event, within three (3) Business Days) upon the receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds of any Debt Issuance, prepay the Loans, in Dollars, in an aggregate amount equal to 100% of such Net Cash Proceeds. Any prepayment pursuant to this clause (iii) shall be applied as set forth in clause (v) below.

(iv)            Exchange Agreement. To the extent any Exchange (as defined in each Exchange Agreement) under an Exchange Agreement is not consummated on or prior to the date that is twelve (12) Business Days (such twelfth (12th) Business Day, the “Exchange Agreement Deadline”) following the Closing Date and failure to consummate one or more Exchanges (as defined in each Exchange Agreement) causes the Exchange Threshold Amount to be positive, the Borrower shall promptly (and, in any event, within one (1) Business Day following the Exchange Agreement Deadline) prepay the Loans, in Dollars equal to one hundred percent (100%) of the Loans that were to be used to consummate such Exchange pursuant to an Exchange Agreement that was not consummated on or prior to the Exchange Agreement Deadline; provided, however, Borrower shall not be required to prepay Loans in excess of an amount that would cause the Exchange Threshold Amount to be less than zero.

(v)            Application of Mandatory Prepayments. All payments under this Section 2.03(b) shall be applied first to all fees (other than, for the avoidance of doubt, the exit fee required under Section 2.07(b)), costs, expenses, indemnities and other amounts due and payable hereunder, then proportionately (based on the relation of such amounts to the total amount of the relevant payment under this Section 2.03(b)) to the payment or prepayment (as applicable) of the following amounts of the Obligations: default interest, if any, repayment premium required by Section 2.03(d) (if applicable) and the exit fee required by Section 2.07(b), accrued interest and principal. The principal component of each such prepayment of the Loans shall be applied to the principal repayment installments thereof under Section 2.05 as elected by the Borrower in writing (or, if not so elected in the direct order of maturity). Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages in respect of the Term Facility.

(c)            Change of Control. Upon the occurrence of a Change of Control, the Borrower shall prepay the Outstanding Amount of the Loans, together with all accrued and unpaid interest thereon plus the repayment premium required by Section 2.03(d) (if applicable) and the exit fee required by Section 2.07(b) plus all other Obligations (other than contingent indemnification obligations for which no claim has been asserted), in each case, in Dollars. Each such direction or notice shall specify the date and amount of such prepayment. If such direction or notice is given, the Borrower shall make such prepayment and the payment amount specified in such direction or notice shall be due and payable on the date specified therein. Each prepayment under this Section 2.03(c) shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

37

(d)            Repayment Premiums. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if all or any portion of the principal amount of any Loans (including any PIK Principal) are repaid or prepaid, or required to be repaid or prepaid, at any time (i) on or prior to the second (2nd) anniversary of the Closing Date, pursuant to this Section 2.03 (including for the avoidance of doubt pursuant to Section 2.03(b)(iv)), Article IX (including by way of acceleration) or otherwise, then, in all such cases, the Borrower shall pay to the Administrative Agent, for the respective ratable accounts of the Lenders, on the date on which such repayment is paid or prepaid or required to be paid or prepaid, in addition to the other Obligations so repaid or required to be repaid or prepaid, a repayment premium in an amount equal to the Make-Whole Amount plus three percent (3.00%) of the principal amount of the Loans repaid or prepaid with respect to such repayment or prepayment; (ii) after the second (2nd) anniversary of the Closing Date and on or prior to the third (3rd) anniversary of the Closing Date, pursuant to this Section 2.03 (including for the avoidance of doubt pursuant to Section 2.03(b)(iv)), Article IX (including by way of acceleration) or otherwise, then, in all such cases, the Borrower shall pay to the Administrative Agent, for the respective ratable accounts of the Lenders, on the date on which such repayment is paid or prepaid or required to be paid or prepaid, in addition to the other Obligations so repaid or required to be repaid or prepaid, a repayment premium in an amount equal to three percent (3.00%) of the principal amount of the Loans repaid or prepaid with respect to such repayment or prepayment; and (iii) after the third (3rd) anniversary of the Closing Date and on or prior to the fourth (4th) anniversary of the Closing Date, pursuant to this Section 2.03 (including for the avoidance of doubt pursuant to Section 2.03(b)(iv)), Article IX (including by way of acceleration) or otherwise, then, in all such cases, the Borrower shall pay to the Administrative Agent, for the respective ratable accounts of the Lenders, on the date on which such repayment is paid or prepaid or required to be paid or prepaid, in addition to the other Obligations so repaid or required to be repaid or prepaid, a repayment premium in an amount equal to one percent (1.00%) of the principal amount of the Loans repaid or prepaid with respect to such repayment or prepayment. For the avoidance of doubt, after the fourth (4th) anniversary of the Closing Date, no repayment premium shall be required.

2.04            Termination of Commitments. The Commitments will be automatically and permanently reduced to zero upon the Borrowing on the Closing Date pursuant to Section 2.01.

2.05            Repayment of Loans. (a) So long as a Patent Event has not occurred and is continuing (including if a Patent Event has occurred but is no longer continuing), the Borrower shall repay the outstanding principal amount of the Loans, in Dollars, in installments on (i) the last day of each fiscal quarter beginning with the fiscal quarter ending December 31, 2028, in an amount equal to twelve and one half percent (12.5%) of the total Loans outstanding as of December 31, 2028 (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.03(a) and Section 2.03(b)(iv)), unless accelerated sooner pursuant to Section 9.02 and (ii) repay the full principal balance of outstanding Loans on the Maturity Date; provided, however, that, notwithstanding anything to the contrary set forth in this Agreement, the final principal repayment installment of the Loans shall be repaid on the Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all Loans outstanding on such date, together with all accrued and unpaid interest thereon and all other outstanding Obligations.

(b) If a Patent Event has occurred and is continuing, the Borrower shall repay the outstanding principal amount of the Loans, in Dollars, in installments on (i) the last day of each fiscal quarter beginning with the first fiscal quarter ending after the occurrence of such Patent Event (or, if the Patent Event occurs during the last fifteen (15) calendar days of any fiscal quarter, within twenty-five (25) days following the Patent Event) in an amount equal to the Patent Event Amortization Amount (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.03(a) and Section 2.03(b)(iv)), unless accelerated sooner pursuant to Section 9.02 and (ii) repay the full principal balance of outstanding Loans on the Maturity Date; provided, however, that, (x) notwithstanding anything to the contrary set forth in this Agreement, the final principal repayment installment of the Loans shall be repaid on the Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all Loans outstanding on such date, together with all accrued and unpaid interest thereon and all other outstanding Obligations; provided further that, upon the cessation of all continuing Patent Events, this clause (b) shall cease to be applicable (unless and until a new Patent Event shall have occurred and be continuing) and the Borrower shall thereafter repay the outstanding principal amount of the Loans in accordance with clause (a) of this Section 2.05.

38

2.06            Interest.

(a)            Pre-Default Rate. Subject to the provisions of clause (b), clause (c) and clause (d) below, each Loan shall bear interest on the outstanding principal amount thereof (for the avoidance of doubt, based on the stated principal amount thereof without reducing such amount by any applicable original issue discount) from the applicable borrowing date thereof at a rate per annum equal to the Interest Rate.

(b)            Default Rate. (i) Upon the occurrence and during the existence of any Event of Default, all outstanding Obligations shall thereafter bear interest at an interest rate per annum at all times equal to the Interest Rate plus three percent (3.00%) per annum (the “Default Rate”), to the fullest extent permitted by applicable Laws and (ii) accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable in cash on demand.

(c)            Interest Generally. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date, beginning with March 31, 2025 and at such other times as may be specified herein. All interest shall be due and payable in cash. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law. Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be determinative in the absence of manifest error.

(d)            PIK Interest. To the extent no Event of Default has occurred and is continuing, in lieu of any interest payments required pursuant to Section 2.06(a), at any time from the Closing Date through the last Business Day of the fourth (4th) full fiscal quarter ending following the Closing Date, interest on the Loans shall, upon notice to the Administrative Agent no less than three (3) Business Days prior to the beginning of the applicable Interest Period, be permitted to be payable in kind at the PIK Interest Rate by the Borrower in arrears on the applicable Interest Payment Date by capitalizing the amount thereof and adding such amount to the outstanding principal amount of such Loan (the aggregate principal amount of the applicable Loans arising as a result of the capitalization of interest pursuant to this Section 2.06(d) on any Interest Payment Date being referred to herein as “PIK Principal”) on and as of such Interest Payment Date and, on and after such Interest Payment Date, the PIK Principal shall automatically constitute a part of the outstanding principal amount of such Loans for all purposes hereof (including with respect to the future accrual of interest thereon).

2.07            Fees.

(a)            Fee Letters. The Borrower shall pay to the Administrative Agent, the Lenders and their respective Affiliates for their own respective accounts fees and original issue discount in the amounts and at the times specified in the Fee Letter. Such fees and original issue discount shall be fully earned when paid and shall be non-refundable for any reason whatsoever. The Borrower shall pay to the Administrative Agent the fees and expenses set forth in, and in accordance with the terms of, the Agent Fee Letter.

39

(b)            Exit Fees. In addition to any amounts owing hereunder, upon the prepayment or repayment of all or any portion of the principal amount of the Loans (or upon the date any such prepayment or repayment is required to be paid), whether pursuant to Section 2.03 (including, for the avoidance of doubt, Section 2.03(b)(iv)), Section 2.05, Section 9.02 or otherwise, the Borrower shall pay to the Lenders, for their respective ratable accounts, on the date on which such prepayment or repayment is paid or required to be paid, as the case may be, in addition to the other Obligations so prepaid, repaid or required to be prepaid or repaid, an exit fee in an amount equal to the five percent (5.00%) of the principal amount of the Loans (including any PIK Principal) prepaid, repaid or required to be prepaid or repaid, as the case may be, on such date (the “Exit Fee”). The Exit Fee shall be earned as of the Closing Date and due and payable upon the prepayment or repayment of all or any portion of the principal amount of the Loans as set forth herein on the aggregate principal amount of Loans being prepaid or repaid at such time.

2.08            Computation of Interest.

All computations of interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which such Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which such Loan or such portion is paid.

2.09            Evidence of Debt.

The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The accounts or records maintained by each Lender shall be conclusive absent manifest error of the amount of Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each such promissory note shall be in the form of Exhibit B (a “Note”). Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

2.10            Payments Generally.

(a)            General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Subject to Section 9.03, all payments of principal, interest, repayment premiums and fees on the Loans and all other Obligations payable by any Loan Party under the Loan Documents shall be due, without any presentment thereof, directly to the Lenders, at the respective Lending Offices of the Lenders; provided, that, if at the time of any such payment a Lender is a Defaulting Lender, such Defaulting Lender’s pro rata share of such payment shall be made directly to the Administrative Agent. The Loan Parties will make such payments in Dollars, in immediately available funds not later than 2:00 p.m. on the date due, marked for attention as indicated, or in such other manner or to such other account in any United States bank as the Lenders may from time to time direct in writing. Without limiting the generality of the foregoing, the Lenders may require that any payments due under this Agreement be made in the United States. All payments received by the Lenders after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next succeeding Business Day, and such extension of time shall be reflected in computing interest.

40

(b)            Obligations of Lenders Several. The obligations of the Lenders hereunder to make the Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make a Loan or to make its payment under Section 11.04(c).

(c)            Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for the making of any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for the making of any Loan in any particular place or manner.

2.11            Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or otherwise, obtain payment in respect of any principal of or interest on its Loans or repayment premium or exit fee in connection therewith resulting in such Lender’s receiving payment of a proportion of the aggregate amount of the Loans and accrued interest thereon and repayment premium or exit fee in connection therewith greater than its pro rata share thereof as provided herein, then the Lender shall (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the Loans of the other Lenders pursuant to documentation satisfactory to the Administrative Agent (at the direction of the Required Lenders), or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of, accrued interest on and repayment premium or exit fee in connection with their respective Loans and other amounts owing them; provided, that:

(i)            if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)            the provisions of this Section 2.11 shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary (as to which the provisions of this Section 2.11 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.12            Defaulting Lenders.

(a)            Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)            Waivers and Amendment. The Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01.

41

(ii)            Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.12(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(b)            Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will cease to be a Defaulting Lender; provided, that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

42

Article III

TAXES, INCREASED COSTS AND YIELD PROTECTION

3.01            Taxes.

(a)            All payments of principal and interest on the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future taxes, fees, duties, levies, assessments, deductions, withholdings (including backup withholding) or other charges of a similar nature (including interest, additions to tax and penalties thereon) imposed by any Governmental Authority (“Taxes”), except as required by applicable law. If any withholding or deduction of any Tax is required pursuant to any applicable law, then (i) the applicable Withholding Agent shall be entitled to make such withholding or deduction and shall pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted, (ii) the applicable Withholding Agent shall promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent (at the direction of the Required Lenders) evidencing such payment to such Governmental Authority and (iii) if such Tax is an Indemnified Tax, the sum payable by the applicable Loan Party shall be increased by such additional amount or amounts as is necessary to ensure that the net amount actually received by the applicable Recipient will equal the full amount such Recipient would have received had no such withholding or deduction for Taxes (including such withholdings or deductions applicable to additional sums payable under this Section 3.01) been required. Further, the Loan Parties agree to timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for payment of, any and all present or future stamp, court or documentary, intangible, recording, excise, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to any of the Loan Documents, other than Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 11.13) (all such Taxes hereinafter referred to as “Other Taxes”).

(b)            The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(c)            (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (A), (B) and (D) of Section 3.01(c)(ii)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(A)            any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

43

(B)            any Lender that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I)            in the case of a Lender that is not a U.S. Person claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)            executed copies of IRS Form W-8ECI;

(III)            in the case of a Lender that is not a U.S. Person claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W 8BEN-E; or

(IV)            to the extent a Lender that is not a U.S. Person is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Lender that is not a U.S. Person is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C)            any Lender that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

44

(D)            if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(d)            Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall promptly update such form or certification or promptly notify the Administrative Agent and the Borrower of its inability to do so.

(e)            If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (e) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the indemnifying party or any other Person.

45

(f)            Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(e) relating to the maintenance of a Participant Register and (iii) any taxes that are excluded from the definition of Indemnified Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (f).

(g)            As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.01, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent (at the direction of the Required Lenders).

3.02            Increased Costs.

(a)            Increased Costs Generally. If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)            subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)            impose on any Lender or the applicable interbank market any other condition, cost or expense (other than taxes) affecting this Agreement;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any Loan), then, upon written demand of such Lender, the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)            Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

46

(c)            Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in clause (a) or (b) of this Section 3.02 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)            Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.02 shall not constitute a waiver of such Lender’s right to demand such compensation, provided, that, the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.02 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.03            Mitigation Obligations; Replacement of Lenders.

(a)            Designation of a Different Lending Office. If any Lender requests compensation under Section 3.02 or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.02, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.04, as applicable, and (ii) in each case, would not subject such Lender, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)            Replacement of Lenders. If any Lender requests compensation under Section 3.02, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.03(a), the Borrower may replace such Lender in accordance with Section 11.13.

3.04            Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to perform any of its obligations hereunder or to make, maintain or fund or charge interest with respect to any Loan, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Loan or to make any such Loan shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay the Loans of such Lender immediately.

47

3.05            Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Commitments and the Loan Documents, repayment of all Obligations and resignation of the Administrative Agent.

Article IV

GUARANTY

4.01            The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to each Secured Party and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.

4.02            Obligations Unconditional.

The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any law or regulation or other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations (other than contingent indemnification obligations for which no claim has been asserted) have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a)            at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

48

(b)            any of the acts mentioned in any of the provisions of any of the Loan Documents, or any other agreement or instrument referred to in the Loan Documents shall be done or omitted;

(c)            the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, or any other agreement or instrument referred to in the Loan Documents shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)            any Lien granted to, or in favor of, any Secured Party as security for any of the Obligations shall fail to attach or be perfected; or

(e)            any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Secured Parties exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, or any other agreement or instrument referred to in the Loan Documents, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03            Reinstatement.

The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any Secured Party, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Secured Parties on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Secured Parties in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

4.04            Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05            Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Secured Parties, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Secured Parties may exercise their remedies thereunder in accordance with the terms thereof.

49

4.06            Rights of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Obligations (other than contingent indemnification obligations for which no claim has been asserted) have been paid in full and the Commitments have terminated.

4.07            Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

Article V

CONDITIONS PRECEDENT TO BORROWINGS

5.01            Conditions of Initial Borrowing.

This Agreement shall become effective upon and the obligation of each Lender to make Loans to be advanced on the Closing Date is subject to satisfaction of the following conditions precedent:

(a)            Loan Documents. Receipt by the Administrative Agent of executed counterparts of this Agreement and the other Loan Documents (to the extent applicable), each properly executed by a Responsible Officer of the signing Loan Party and each other party to such Loan Documents, in each case in form and substance satisfactory to the Administrative Agent (at the direction of the Required Lenders).

(b)            Opinions of Counsel. Receipt by the Administrative Agent of a legal opinion of Gibson, Dunn & Crutcher LLP, as U.S. counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, dated as of the Closing Date, and in form and substance satisfactory to the Administrative Agent (at the direction of the Required Lenders).

(c)            Financial Statements; Due Diligence. The Administrative Agent shall have received the Audited Financial Statements, the Interim Financial Statements and such other reports, statements and due diligence items as the Administrative Agent or any Lender shall request; provided, that, it is understood and agreed that the Audited Financial Statements and Interim Financial Statements have been delivered to the Administrative Agent prior to the Closing Date.

(d)            No Material Adverse Change. There shall not have occurred since December 31, 2023 any event or condition that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(e)            Litigation. There shall not exist any action, suit, investigation or proceeding pending or, to the knowledge of any Loan Party, threatened in any court or before an arbitrator or Governmental Authority that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

50

(f)            Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of the following, in form and substance satisfactory to the Administrative Agent (at the direction of the Required Lenders):

(i)            copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary, assistant secretary or other Responsible Officer of such Loan Party to be true and correct as of the Closing Date;

(ii)            such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof and each Responsible Financial Officer thereof authorized to act as a Responsible Officer or a Responsible Financial Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

(iii)            such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation (to the extent relevant under applicable law).

(g)            Perfection and Priority of Liens. Receipt by the Administrative Agent of the following:

(i)            searches of Uniform Commercial Code filings in the jurisdiction of formation of each Loan Party or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens (or Liens to be terminated on the Closing Date in connection with the transactions contemplated hereby);

(ii)            Uniform Commercial Code financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(iii)            subject to Section 7.22, all certificates evidencing any certificated Equity Interests pledged to the Administrative Agent pursuant to the Pledge Agreement, together with duly executed in blank and undated stock powers attached thereto;

(iv)            searches of ownership of, and Liens on, the Intellectual Property of each Loan Party in the appropriate governmental offices; and

(v)            duly executed notices of grant of security interest as are necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Intellectual Property of the Loan Parties.

(vi)            subject to Section 7.22, duly executed Account Control Agreements.

51

(h)            [Reserved.]

(i)            Evidence of Insurance. Receipt by the Administrative Agent of insurance certificates of the Loan Parties evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents, including, but not limited to, naming the Administrative Agent as additional insured (in the case of liability insurance) or lender’s loss payee (in the case of casualty and property insurance) on behalf of the Secured Parties.

(j)            Closing Certificate. Receipt by the Administrative Agent of a certificate signed by a Responsible Financial Officer of the Borrower certifying (i) that the conditions specified in Sections 5.01(d), (e) and (l) and Sections 5.02(a) and (b) have been satisfied, (ii) that the Borrower and its Subsidiaries (after giving effect to the transactions contemplated hereby and the incurrence of Indebtedness related thereto) are Solvent on a consolidated basis and (iii) that neither the Borrower nor any Subsidiary as of the Closing Date has outstanding any Disqualified Capital Stock.

(k)            Existing Notes. No more than $65,000,000 aggregate principal amount of Indebtedness under the Existing Notes will remain outstanding following the consummation of the Exchange Agreements, as such Exchange Agreements are delivered to the Lenders on the Closing Date, in the time and manner specified therein.

(l)            New Convertible Notes. The Borrower shall have entered into Exchange Agreements for New Convertible Notes in an aggregate principal amount of $50,000,000 and delivered to the Lenders the final form of New Convertible Notes which shall be on terms reasonably satisfactory to the Required Lenders including with respect to the subordination provisions therein.

(m)            Governmental and Third Party Approvals. The Borrower and its Subsidiaries shall have received all required governmental, shareholder and third party consents and approvals, in each case, to the extent necessary or required to enter into the transactions contemplated by this Agreement and the other Loan Documents and the other transactions contemplated hereby and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on the Borrower or any of its Subsidiaries or such other transactions or that could seek to threaten any of the foregoing, and no law or regulation shall be applicable which could reasonably be expected to have such effect.

(n)            Letter of Direction. Receipt by the Administrative Agent of a satisfactory letter of direction containing funds flow information with respect to the proceeds of the Loans to be made on the Closing Date.

(o)            Fees. Receipt by the Administrative Agent and the Lenders of any fees or original issue discount required to be paid on or before the Closing Date pursuant to this Agreement and/or the Fee Letter (which may be paid by deductions from the Borrowing on the Closing Date) and receipt by the Administrative Agent of any fees required to be paid on or before the Closing Date pursuant to the Agent Fee Letter.

(p)            Know Your Customer Information. The Administrative Agent shall have received all documentation and other information reasonably requested by the Administrative Agent or any Lender or required by regulatory authorities in order for the Administrative Agent and the Lenders to comply with requirements of any anti-money laundering rules and regulations, including the USA Patriot Act or similar or analogous laws or regulations in any other jurisdiction applicable to a Loan Party and any applicable “know your customer” rules and regulations, to the extent reasonably requested by the Administrative Agent or any Lender.

52

(q)            Attorney Costs; Due Diligence Expenses. The Borrower shall have paid all reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent and all due diligence expenses of and reasonable and documented fees, charges and disbursements of counsel to Athyrium and the Lenders, in each case, incurred prior to or on the Closing Date, to the extent invoiced at least two (2) Business Days prior to the Closing Date.

Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.02            Conditions to all Borrowings.

The obligation of each Lender to honor any Loan Notice is subject to the following conditions precedent:

(a)            The representations and warranties of the Borrower and each other Loan Party contained in Article VI or any other Loan Document, shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) on and as of the date of such Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) as of such earlier date, and except that for purposes of this Section 5.02, the representations and warranties contained in clauses (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01.

(b)            No Default or Event of Default shall exist or would result from such proposed Borrowing or from the application of the proceeds thereof.

(c)            The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.

Each Loan Notice submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Borrowing.

Article VI

REPRESENTATIONS AND WARRANTIES

The Loan Parties represent and warrant to the Administrative Agent and the Lenders that:

6.01            Existence, Qualification and Power.

Each Loan Party and each of its Material Subsidiaries (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

53

6.02            Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, or (c) violate, in any material respect, any Law (including, without limitation, Regulation U or Regulation X issued by the FRB), except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b)(i) to the extent that such conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

6.03            Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document other than (a) those that have already been obtained and are in full force and effect, (b) filings to perfect the Liens created by the Collateral Documents and (c) the filing of any applicable reports under securities laws.

6.04            Binding Effect.

Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto. Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms, subject to applicable Debtor Relief Laws or other Laws affecting creditors’ rights generally and subject to general principles of equity.

6.05            Financial Statements; No Material Adverse Effect.

(a)            The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (iii) show all material indebtedness and other material liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including material liabilities for taxes, commitments and Indebtedness.

(b)            The Interim Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments, and (iii) show all material indebtedness and other material liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including material liabilities for taxes, material commitments and Indebtedness.

54

(c)            From the date of the Audited Financial Statements to and including the Closing Date, there has been no Disposition, or any Involuntary Disposition, of any material part of the business or property of any Loan Party or any Subsidiary, and no purchase by any of them of any business or property (including any Equity Interests of any other Person) material to any Loan Party or any Subsidiary (taken as a whole), in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.

(d)            Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

6.06            Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or (b) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.07            No Default.

(a)            Neither any Loan Party nor any Subsidiary is in default under or with respect to any Contractual Obligation that could reasonably be expected to have a Material Adverse Effect.

(b)            No Default has occurred and is continuing.

6.08            Ownership of Property; Liens.

Each Loan Party and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except to the extent failure of same to be true would reasonably be expected to have a Material Adverse Effect. The property of each Loan Party and its Subsidiaries is subject to no Liens, other than Permitted Liens.

6.09            Environmental Compliance.

Except as could not reasonably be expected to have a Material Adverse Effect:

(a)            Each of the Facilities and all operations at the Facilities are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Facilities or the Businesses, and there are no conditions relating to the Facilities or the Businesses that could give rise to liability under any applicable Environmental Laws.

55

(b)            None of the Facilities contains, or has previously contained any Hazardous Materials at, on or under the Facilities in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

(c)            Neither any Loan Party nor any Subsidiary has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Facilities or the Businesses, nor does any Responsible Officer of any Loan Party have knowledge or reason to believe that any such notice will be received or is being threatened.

(d)            Hazardous Materials have not been transported or disposed of from the Facilities, or generated, treated, stored or disposed of at, on or under any of the Facilities or any other location, in each case, by or on behalf of any Loan Party or any Subsidiary in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.

(e)            No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Loan Parties, threatened, under any Environmental Law to which any Loan Party or any Subsidiary is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any Loan Party, any Subsidiary, the Facilities or the Businesses.

(f)            There has been no release or threat of release of Hazardous Materials at or from the Facilities, or arising from or related to the operations (including, without limitation, disposal) of any Loan Party or any Subsidiary in connection with the Facilities or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

6.10            Insurance.

(a)            The properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies that are not Affiliates of such Persons, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates. The insurance coverage of the Loan Parties and their Subsidiaries as in effect on the Closing Date is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 6.10.

(b)            Each Loan Party and each of their respective Subsidiaries maintains, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that constitutes Collateral, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994, or, if less, as otherwise reasonably required by the Administrative Agent.

6.11            Taxes.

The Loan Parties and their respective Subsidiaries have filed all federal, state and other tax returns and reports required to be filed, except to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The Loan Parties and their respective Subsidiaries have paid all federal, state and other material Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable, except (x) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (y) to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect.

56

6.12            ERISA Compliance.

(a)            Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Internal Revenue Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Internal Revenue Code or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of the Loan Parties, nothing has occurred that would prevent, or cause the loss of, such tax-qualified status.

(b)            There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)            (i) No ERISA Event has occurred and neither the Borrower nor any ERISA Affiliate has knowledge of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan, (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained, (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Internal Revenue Code) is sixty percent (60%) or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below sixty percent (60%) as of the most recent valuation date, (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid, (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA, and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

6.13            Subsidiaries and Capitalization.

(a)            Set forth on Schedule 6.13(a) is a complete and accurate list as of the Closing Date of each Subsidiary, together with (i) jurisdiction of organization, (ii) number of shares of each class of Equity Interests outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by any Loan Party or any Subsidiary, (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto and (v) identification of each Subsidiary that is an Excluded Subsidiary (as well as an indication as to which clause of the definition of Excluded Subsidiary is applicable). The outstanding Equity Interests of each Subsidiary are validly issued, fully paid and non-assessable.

57

(b)            As of the Closing Date, except as described on Schedule 6.13(b), there are no outstanding commitments or other obligations of the Borrower or any Subsidiary to issue, and no rights of any Person to acquire, any shares of any Equity Interests of the Borrower or any of its Subsidiaries. All issued and outstanding Equity Interests of the Borrower and each of its Subsidiaries is duly authorized and validly issued, fully paid and non-assessable and such Equity Interests were issued in compliance with all applicable Laws.

6.14            Margin Regulations; Investment Company Act.

(a)            The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing, not more than twenty-five percent (25%) of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 8.01 or Section 8.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 9.01(e) will be margin stock.

(b)            None of any Loan Party or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.15            Disclosure.

Each Loan Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other written information furnished (other than forward-looking information and projections and information of a general economic nature and general information about the Loan Parties’ industry) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished and, when taken as a whole) contains any material misstatement of fact or omits to state any fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that, with respect to financial projections, estimates, budgets or other forward-looking information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed by the applicable Loan Party to be reasonable at the time such information was prepared (it being understood that such information is as to future events and is not to be viewed as facts, is subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and its Subsidiaries, that no assurance can be given that any particular projection, estimate or forecast will be realized and that actual results during the period or periods covered by any such projections, estimates, budgets or forecasts may differ significantly from the projected results and such differences may be material).

6.16            Compliance with Laws.

Each Loan Party and each Subsidiary is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

58

6.17            Intellectual Property; Licenses, Etc.

(a)            Schedule 6.17(a) sets forth a complete and accurate list of all (i) Patents (including any Patent applications and letters patent), (ii) registered Trademarks (including domain names) and any pending applications for registration for Trademarks, (iii) any other registered Intellectual Property (including any copyright registrations or applications for registration), and (iv) any other items of Material Intellectual Property, in each case of the foregoing clauses (i) through (iii), that is (A) owned by any Loan Party or (B) is owned by any Subsidiary that is not a Loan Party. For each item of Intellectual Property listed on Schedule 6.17(a), the Loan Parties have, where relevant, indicated on such schedule the owner of record, jurisdiction of application and/or registration, the application numbers, the registration or patent numbers or patent application numbers, and the date of application and/or registration. Schedule 6.17(a) also sets forth a complete and accurate list as of the Closing Date of all license agreements (inbound or outbound) of any of the foregoing items of Intellectual Property.

(b)            [Reserved].

(c)            With respect to all Material Intellectual Property listed or required to be listed on Schedule 6.17(a) (other than as otherwise listed on the Collateral Questionnaire):

(i)            each Loan Party and its respective Subsidiaries, as applicable, owns or has a valid license to such Material Intellectual Property free and clear of any and all Liens other than Permitted Liens;

(ii)            each Loan Party, as applicable, has taken commercially reasonable actions to maintain and protect such Material Intellectual Property;

(iii)            except for rejections issued by a Governmental Authority in the ordinary course of prosecuting Patent or Trademark applications, (A) there is no proceeding challenging the validity, ownership or enforceability of any such Material Intellectual Property, (B) none of the Loan Parties nor any of their respective Subsidiaries is involved in any such proceeding with any Person, (C) none of the Material Intellectual Property is the subject of any Other Administrative Proceeding, and (D) no Person has made any certification pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984 (Public Law 98-417), as amended, including but not limited to any such certification pursuant to 21 U.S.C. §355(b)(2)(A)(iv) or 21 U.S.C. §355(j)(2)(A)(vii)(IV), or any reasonably similar or equivalent certification or notice in the United States or any other jurisdiction or any associated litigation (a “Paragraph IV Certification”), asserting the non-infringement, invalidity, or unenforceability of any Patent constituting Material Intellectual Property owned by or licensed to any Loan Party or any Subsidiary;

(iv)            (A) such Material Intellectual Property is valid, enforceable, and subsisting and (B) no event has occurred, and nothing has been done or omitted to have been done, that would affect the validity or enforceability of such Material Intellectual Property and all such Intellectual Property is in full force and effect and has not lapsed, or been forfeited or cancelled or abandoned (except for routine abandonments associated with patent prosecution) and there are no delinquent unpaid maintenance, renewal or other fees payable or owing by such Loan Party or Subsidiary for any such Material Intellectual Property;

59

(v)            each Loan Party, and its respective Subsidiaries, as applicable, is the sole and exclusive owner of all right, title and interest in and to all such Material Intellectual Property that is owned or purported to be owned by it;

(vi)            to the extent any such Intellectual Property was authored, developed, conceived or created, in whole or in part, for or on behalf of any Loan Party or any Subsidiary by any Person, then such Loan Party or Subsidiary has entered into a written agreement with such Person in which such Person has assigned all right, title and interest in and to such Intellectual Property to such Loan Party or Subsidiary, except to the extent that the failure to have entered into such written agreements could not reasonably be expected to have a material adverse effect on such Loan Party’s or its Subsidiaries’ rights in such Intellectual Property; and

(vii)            no such Material Intellectual Property is subject to any license grant, covenant not to sue, or similar arrangement, in each case, by any Loan Party or Subsidiary, except for (x) license grants between the Loan Parties and (y) those license grants disclosed on Schedule 6.17(a).

(d)            To the knowledge of the Loan Parties and other than as otherwise listed on the Collateral Questionnaire, no Third Party is committing any act of Infringement of any Material Intellectual Property listed or required to be listed on Schedule 6.17(a) which could reasonably be expected to materially impair any Loan Party’s or any Subsidiary’s ability to generate revenue from such Material Intellectual Property.

(e)            With respect to each license agreement listed or required to be listed on Schedule 6.17(a), such license agreement (i) is in full force and effect and is binding upon and enforceable against each Loan Party (or each Loan Party’s respective Subsidiaries, as applicable) party thereto and, to the knowledge of the Borrower, all other parties thereto in accordance with its terms, (ii) has not been amended or otherwise modified in a manner materially adverse to the Administrative Agent or any Lender, and (iii) to the knowledge of the Borrower has not suffered a material default or breach thereunder. None of the Loan Parties nor any of their respective Subsidiaries, to the knowledge of the Borrower, has taken or omitted to take any action that would permit any other Person party to any such license agreement to have, and to the knowledge of the Loan Parties, no such Person otherwise has, any defenses, counterclaims or rights of setoff thereunder.

(f)            (i) None of the Loan Parties nor any of their respective Subsidiaries nor, to the knowledge of the Borrower, any licensees of any Intellectual Property owned or purported to be owned by any Loan Party or any Subsidiary has received written notice from any Third Party alleging that the conduct of its business (including any research, development, manufacture, import, use, sale, storage, labeling, marketing, promotion, supply, distribution, testing, packaging, purchasing or other commercialization activities, receipt of payment in respect of any of the foregoing, or like activities the purpose of which is to develop or commercially exploit any Product) Infringes any Intellectual Property of that Third Party, and (ii) to the knowledge of the Borrower, the conduct of the business of the Loan Parties and any of their Subsidiaries and any licensees of any Intellectual Property owned or purported to be owned by any Loan Party or any Subsidiary (including any research, development, manufacture, import, use, sale, storage, labeling, marketing, promotion, supply, distribution, testing, packaging, purchasing or other commercialization activities, receipt of payment in respect of any of the foregoing, or like activities the purpose of which is to develop or commercially exploit any Product) does not Infringe any Intellectual Property of any Third Party.

60

(g)            Neither any Loan Party nor any Subsidiary has made any assignment or agreement in conflict with the security interest in any Material Intellectual Property of any Loan Party under the Collateral Documents and no license agreement with respect to any such Material Intellectual Property conflicts with the security interest granted to the Administrative Agent, on behalf of the Secured Parties, pursuant to the terms of the Collateral Documents. The exercise by the Administrative Agent or the Secured Parties of any right or protection set forth in the Loan Documents will not constitute a breach or violation of, or otherwise affect the enforceability or approval of, any licenses associated with any Material Intellectual Property owned or licensed by any Loan Party or any Subsidiary.

6.18            Solvency.

The Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

6.19            Perfection of Security Interests in the Collateral.

The Collateral Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens will be, upon the timely and proper filings, deliveries, notations and other actions contemplated in the Collateral Documents or this Agreement perfected security interests and Liens (to the extent that such security interests and Liens can be perfected by such filings, deliveries, notations and other actions contemplated in the Collateral Documents), prior to all other Liens other than Permitted Liens.

6.20            Business Locations.

Set forth on Schedule 6.20(a) is a list of all material real property that is owned or leased by the Loan Parties as of the Closing Date (with (x) a description of each real property that is Excluded Property and (y) a designation of whether such real property is owned or leased). Set forth on Schedule 6.20(b) is the exact legal name, state of organization, taxpayer identification number and organizational identification number of each Loan Party as of the Closing Date. Except as set forth on Schedule 6.20(c), no Loan Party has during the five years preceding the Closing Date, (i) changed its legal name, (ii) changed its state of organization, or (iii) been party to a merger, consolidation or other change in structure.

6.21            Sanctions Concerns; Anti-Corruption Laws; PATRIOT Act.

(a)            Sanctions Concerns. No Loan Party, nor any Subsidiary, nor, to the knowledge of the Loan Parties and their Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by one or more individuals or entities that are (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals or HMT’s Consolidated List of Financial Sanctions Targets, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction. The Borrower and its Subsidiaries have conducted their businesses in compliance with all applicable Sanctions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Sanctions.

61

(b)            Anti-Corruption Laws. Each Loan Party represents and warrants that each of their Subsidiaries, and each of their respective directors, officers, and employees, and to the knowledge of the Loan Parties, their respective agents and affiliates acting on behalf of such Loan Party or their Subsidiary is not in violation, and has not, during the past five (5) years, directly or indirectly, taken any act that would cause any Loan Party to be in material violation of Anti-Corruption Laws, including any act in furtherance of an offer, payment, promise to pay, authorization, or ratification of payment, directly or indirectly, of any money or anything of value (including any gift, sample, rebate, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, donation, grant or other thing of value, however characterized) to any Government Official or any Person to secure any improper advantage or to obtain or retain business. No Loan Party nor any of its directors, officers, employees, agents or affiliates acting on behalf of such Loan Party has, during the past five (5) years, received any notice or communication from any Person that alleges, or has been involved in an investigation involving any allegations relating to, a potential material violation of any Anti-Corruption Laws. Each Loan Party has instituted and maintains policies, procedures, and internal controls reasonably designed to ensure compliance with Anti-Corruption Laws.

(c)            PATRIOT Act. To the extent applicable, each Loan Party and each Subsidiary is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the PATRIOT Act.

6.22            Material Contracts.

Set forth on Schedule 6.22 is a complete and accurate list of all Material Contracts of the Borrower and its Subsidiaries as of the Closing Date, and all amendments and modifications thereto as of the Closing Date. Each Material Contract (a) is in full force and effect and is binding upon and enforceable against the Borrower and its Subsidiaries party thereto and, to the knowledge of the Borrower, all other parties thereto in accordance with its terms, and (b) is not currently subject to any breach or default by the Borrower or any Subsidiary or, to the knowledge of the Borrower, any other party thereto, in each case, to the extent that such breach or default could (individually or in the aggregate) reasonably be expected to result in a Material Adverse Effect. None of the Borrower nor any of its Subsidiaries has taken or failed to take any action that would permit any other Person party to any Material Contract to have, and, to the knowledge of the Borrower, no such Person otherwise has, any defenses, counterclaims or rights of setoff thereunder, in each case, to the extent that such action or failure to take such action could (individually or in the aggregate) reasonably be expected to result in a Material Adverse Effect. None of the Material Contracts are non-assignable by their terms (other than those certain agreements separately noted in Schedule 6.22 as being non-assignable) or as a matter of law, or prevent the granting of a security interest therein.

6.23            Compliance of Products.

(a)            Except where the failure to do so could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect:

(i)            the Borrower and its Subsidiaries, either directly or through its Product Distributors, have obtained all Regulatory Authorizations necessary for compliance with all Laws and all such Regulatory Authorizations are in full force and effect;

62

(ii)            all Regulatory Authorizations held by the Loan Parties, either directly or indirectly through their respective Subsidiaries and Product Distributors, are (A) legally and beneficially owned exclusively by one of the Loan Parties or their respective Subsidiaries or Product Distributors, free and clear of all Liens other than Permitted Liens, and (B) validly granted by and/or registered and on file with the applicable Regulatory Agency, in compliance with all filing and maintenance requirements (including any fee requirements) thereof, and are in good standing, valid and enforceable with the applicable Regulatory Agency; and

(iii)            all required notices, registrations and listings, supplemental applications or notifications, reports (including reports of adverse experiences) and other required filings with respect to the Products have been filed with the FDA, the DEA, the EMA and all other applicable Regulatory Agencies when due.

(b)            Except where the failure to do so could not reasonably be expected to result in the termination or material restriction of a Material Regulatory Authorization, all applications, notifications, submissions, information, claims, reports and statistics and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Regulatory Authorization from the FDA, EMA, or other Regulatory Agency relating to the Borrower or any Subsidiary or any of their respective business operations and Products, when submitted to the FDA, EMA, or other Regulatory Agency were true, complete and correct in all material respects as of the date of submission (including any necessary or required updates, changes, corrections or modifications to such applications, submissions, information and data that have been submitted to the FDA, EMA, or other Regulatory Agency). The Regulatory Authorizations issued by the FDA, EMA, and other Regulatory Agencies for the Products are valid and supported by proper research, design, testing, analysis and disclosure, except where the failure to do so could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. There has been no material untrue statement of fact and/or no fraudulent statement made by the Loan Parties or their respective Subsidiaries or, to the knowledge of the Loan Parties, Product Distributors (as relating to Products), or any of their respective agents or representatives to the FDA, the DEA, the EMA or any other Regulatory Agency, and there has been no failure to disclose any material fact required to be disclosed, commission of an act, making of a statement, or failure to make a statement to the FDA, the DEA, the EMA or any other Regulatory Agency that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Regulation 46191 (September 10, 1991).

(c)            Except as could not reasonably be expected to result in a Material Adverse Effect, either individually or in the aggregate:

(i)            The Loan Parties, their respective Subsidiaries and, to the knowledge of the Borrower, their Product Distributors (as relating to Products), materially comply with (A) all applicable Laws, rules, regulations, orders, injunctions and decrees of the FDA, the DEA, the EMA and any other applicable Regulatory Agency, including, without limitation, all applicable requirements of the FDCA, the Controlled Substances Act, similar state Laws and similar Laws of any country, jurisdiction or Governmental Authority other than the United States, and (B) all applicable Product Authorizations, Regulatory Authorizations and all other Permits;

(ii)            None of the Loan Parties, their respective Subsidiaries nor their respective Product Distributors or suppliers have received and do not otherwise have knowledge of: any inspection reports, warning letters, untitled letters or similar documents with respect to any of their Products or any of their Product Development and Commercialization Activities or the manufacturing, processing, packing, distribution or holding activities thereof, as well as the business of the Loan Parties and their respective Subsidiaries or relevant Product Distributors, from any Regulatory Agency that assert lack of compliance with any applicable Laws, rules, regulations, orders, injunctions, or decrees;

63

(iii)            None of the Loan Parties, their respective Subsidiaries nor, to the knowledge of the Borrower, their respective Product Distributors or suppliers have received any written notice of, and does not otherwise have knowledge of, any pending regulatory enforcement action, investigation or inquiry (other than non-material routine or periodic inspections or reviews) against the Loan Parties, any of their respective Subsidiaries or any of their respective Product Distributors or suppliers with respect to any of their Products or any of their Product Development and Commercialization Activities, and, to the knowledge of the Borrower, there is no basis for any adverse regulatory action against the Loan Parties or their respective Subsidiaries or, to the knowledge of the Borrower, their respective Product Distributors or suppliers with respect to the Products; and

(iv)            Without limiting the foregoing, (A) to the knowledge of the Borrower, no Product Distributor or supplier of any Loan Party or any Subsidiary has received, during the two (2) years prior to the Closing Date, any Form FDA 483 from the FDA asserting a lack of compliance with respect to any Products or Product Development and Commercialization Activities therefor, (B) to the knowledge of the Borrower (1) there have been no Safety Notices conducted, undertaken or issued by any Person, whether or not at the request, demand or order of any Regulatory Agency or otherwise, with respect to any Products or Product Development and Commercialization Activities, (2) no Safety Notice has been requested, demanded or ordered by any Regulatory Agency, and, to the knowledge of the Borrower, there is no basis for the issuance of any Safety Notice by any Person with respect to any Products or Product Development and Commercialization Activities, and (C) the Loan Parties have not received any written notice of, and do not otherwise have knowledge of, any criminal, injunctive, seizure, detention or civil penalty actions that have at any time been commenced or threatened in writing by any Regulatory Agency with respect to or in connection with any Products or Product Development and Commercialization Activities, or any consent decrees (including plea agreements) which relate to any Products or Product Development and Commercialization Activities, and, to the knowledge of the Borrower, there is no basis for the commencement of any criminal injunctive, seizure, detention or civil penalty actions by any Regulatory Agency relating to any Products or Product Development and Commercialization Activities or for the issuance of any consent decrees. None of the Loan Parties or their respective Subsidiaries nor, to the knowledge of the Borrower, any of their respective Product Distributors or suppliers is employing or utilizing the services of any individual who is associated with the introduction of misbranded or adulterated Products into interstate commerce or who has been convicted of any crime or engaged in any conduct for which debarment or temporary suspension under any applicable Law, rule or regulation is warranted.

(d)            Except as could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, none of the Loan Parties or their respective Subsidiaries nor, to the knowledge of the Borrower, any Product Distributors (as relating to Products) has received any communication from any Regulatory Agency regarding, and there are no facts or circumstances that are likely to give rise to, (i) any material adverse change in any applicable Regulatory Authorization, or any failure to materially comply with any Laws or any term or requirement of any applicable Regulatory Authorization or (ii) any revocation, withdrawal, suspension, cancellation, material limitation, termination or material modification of any applicable Regulatory Authorization.

64

(e)            Except as could not reasonably be expected, either individually or in the aggregate, to result in a in a Material Adverse Effect, all studies, tests, preclinical trials and clinical trials conducted by or on behalf of or for the benefit of any Loan Party or any of its respective Subsidiaries with respect to any Product have been conducted in material compliance with applicable Laws, including cGCPs. No Loan Party nor any of their respective Subsidiaries has received any notice from the FDA, EMA, or any other Regulatory Agency alleging any material non-compliance with applicable Laws, including cGCPs or otherwise terminating or suspending any clinical trial conducted by or on behalf of or for the benefit of such Loan Party or Subsidiary with respect to any Product. All results of such studies, tests and trials, and all other material information related to such studies, tests and trials, have been made available to the Administrative Agent. The summaries and descriptions of any of the foregoing provided to the Administrative Agent are accurate and contain no material omissions. None of the Loan Parties, their respective Subsidiaries, or, to the knowledge of the Borrower, any of their respective Product Distributors, licensees, licensors or third party services providers or consultants, has received from the FDA, EMA, or other applicable Regulatory Agency any notices or correspondence requiring the termination, suspension, material modification or clinical hold of any studies, tests or clinical trials in any material respect with respect to or in connection with the Products.

(f)            Except as could not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect:

(i)            (A) all design, manufacturing, storage, distribution, packaging, labeling, sale, recordkeeping and other activities by the Loan Parties, their respective Subsidiaries and their respective Product Distributors and suppliers relating to the Products have been conducted, and are currently being conducted, in compliance with applicable Laws and the requirements of all applicable Regulatory Agencies, including, without limitation, cGMPs, adverse event reporting requirements, and state and federal requirements relating to the handling of controlled substances and (B) none of the Loan Parties or their respective Subsidiaries, or, to the knowledge of the Borrower, any of their respective Product Distributors and suppliers has received written notice or has knowledge of a threat of commencement of action by any Governmental Authority to initiate any action against the Borrower or any Subsidiary, any action to enjoin the Borrower or any Subsidiary, its officers, directors, employees, shareholders, or its agents and Affiliates, from conducting its business at any facility owned or used by it or for any material civil penalty, injunction, seizure or criminal action;

(ii)            no Product in the inventory of the Loan Parties or their respective Subsidiaries or, to the knowledge of the Borrower, of any Product Distributor is adulterated or misbranded;

(iii)            all labels and labeling (including package inserts) and product information are in material compliance with applicable FDA, EMA, and other Regulatory Agency requirements, and the Products are in material compliance with all classification, registration, listing, marking, tracking, reporting, recordkeeping and audit requirements of the FDA, the DEA, the EMA, and any other Regulatory Agency;

(iv)            no Product is an article prohibited from introduction into interstate commerce under the provisions of Sections 404, 505 or 512 of the FDCA.

65

(g)            Except as could not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect, all manufacturing facilities used to manufacture any Product owned or operated by the Loan Parties and their respective Subsidiaries and, to the knowledge of the Borrower, of any Product Distributor (as relating to Products): (x) are and have been operated in material compliance with cGMPs and all other applicable Laws, and (y) all such facilities are operated in material compliance with the Controlled Substances Act, applicable DEA regulations, and other applicable federal and state Laws. No Form 483, warning letter, or untitled letter has been issued, and no other allegation of any material non-compliance with cGMPs has been made with respect to any such facility.

(h)            The Loan Parties have made available to the Administrative Agent all material adverse event reports and material communications to or from the FDA, EMA and other relevant Regulatory Agencies, including material inspection reports, warning letters, untitled letters, and material reports, studies and other correspondence, other than opinions of counsel that are attorney-client privileged, with respect to regulatory matters relating to the Loan Parties and their respective Subsidiaries, the conduct of their business, the operation of any manufacturing Facilities owned or operated by the Loan Parties and their respective Subsidiaries, and the Products, in each case, to the extent that the events or circumstances underlying such report or communication either had a Material Adverse Effect or could reasonably be expected to have a Material Adverse Effect.

(i)            Except as could not reasonably be expected, either individually or in the aggregate, to result in a in a Material Adverse Effect, there have been no significant failures in the manufacturing of any Product such that the amount of such Product successfully manufactured by or on behalf of the Borrower or any Subsidiary in accordance with all specifications thereof and the Regulatory Authorizations related thereto in any month have been insufficient to meet all obligations associated with Product Development and Commercialization Activities associated with such Product.

(j)            Except as could not reasonably be expected, either individually or in the aggregate, to result in a in a Material Adverse Effect, none of the Products is currently, and have not for the past four (4) years, the subject of any claim or allegation, formal or informal, that any Product, or its use, is defective or has resulted in or proximately caused any injury to any Person or property.

(k)            No Loan Party nor any of their respective Subsidiaries or, to the knowledge of the Borrower, any relevant Product Distributor engaged in Product Development and Commercialization Activities has received any material notice from the United States Department of Justice, any U.S. Attorney, any State Attorney General, or other similar federal, state, or foreign Governmental Authority alleging any violation of the Federal Anti-kickback Statute, the Federal False Claims Act, any federal Law, or state or foreign Law. No Loan Party nor any of their respective Subsidiaries has knowledge of any conduct that reasonably could be interpreted as a material violation of any such Law.

(l)            The transactions contemplated by the Loan Documents will not (i) constitute a breach or violation of, or otherwise materially affect, the enforceability or approval of any Material Regulatory Authorization relating to any Product or (ii) impair the Loan Parties’ ownership of or rights under (or the license or other right to use, as the case may be) any Material Regulatory Authorizations relating to any Product in any material manner.

66

(m)            The exercise by the Administrative Agent or the Secured Parties of any right or protection set forth in the Loan Documents will not (i) constitute a breach or violation of, or otherwise materially affect, the enforceability or approval of any Material Regulatory Authorization relating to any Product or (ii) impair the Loan Parties’ ownership of or rights under (or the license or other right to use, as the case may be) any Material Regulatory Authorizations relating to any Product in any material manner, in each case, assuming that the Administrative Agent or the Secured Parties in exercising such rights either (x) perform all required acts or (y) do not cause the Loan Parties and their Subsidiaries to cease performing all required acts, in each case, to maintain all required approvals, authorizations, licenses, permits and the like with all applicable Governmental Authorities.

(n)            Except as could not reasonably be expected, either individually or in the aggregate, to result in a in a Material Adverse Effect, no Loan Party nor any of their respective Subsidiaries or any Product Distributor on behalf of any Loan Party or Subsidiary has ever been terminated from any federal or state government or private healthcare reimbursement program or otherwise had its rights to receive payments from any government or private healthcare reimbursement program adversely affected as a result of any investigation of wrongdoing or enforcement action, whether by any Governmental Authority or other Third Party.

(o)            Except as could not reasonably be expected, either individually or in the aggregate, to result in in a Material Adverse Effect, the Loan Parties and their respective Subsidiaries, and to the knowledge of the Borrower, all relevant Product Distributors, are in compliance with Section 6002 of the Affordable Care Act and similar state Laws regarding the reporting of certain payments to physicians and hospitals.

(p)            (i) The Loan Parties and their respective Subsidiaries are in compliance in all material respects with the privacy and security requirements of HIPAA or similar Laws of any country, jurisdiction or Governmental Authority other than the United States, (ii) neither any Loan Parties nor any of Subsidiary has received any written communication from any Governmental Authority that alleges non-compliance with HIPAA or similar Laws of any country, jurisdiction or Governmental Authority other than the United States, and (iii) no breach or violation has occurred, to the knowledge of the Borrower, with respect to any unsecured protected health information maintained by or for the Loan Parties or any of their respective Subsidiaries that is subject to the notification requirements of 45 C.F.R. §§ 164.406 or 164.408(b), similar state Laws, or similar Laws of any country, jurisdiction or Governmental Authority other than the United States, and no information security or privacy breach event has occurred that would require notification under any applicable Laws.

(q)            No Loan Party nor any of their respective Subsidiaries nor, to the Borrower’s knowledge, any individual who is an officer, director, manager, employee, shareholder, agent or managing agent of any Loan Party or any of their respective Subsidiaries, has been convicted of, charged with or, to the Borrower’s knowledge, investigated for any federal or state health program-related offense or any other offense related to healthcare or been terminated, excluded or suspended from participation in any such program; or, to the Borrower’s knowledge, has been convicted of, charged with or investigated for a violation of Laws related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances, or has been subject to any judgment, stipulation, order or decree of, or criminal or civil fine or penalty imposed by, any Regulatory Agency related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances. No Loan Party nor any of their respective Subsidiaries nor, to the Borrower’s knowledge, any individual who is an officer, director, employee, shareholder, agent or managing agent of any Loan Party or any of their respective Subsidiaries has been convicted of any crime or engaged in any conduct that has resulted or would reasonably be expected to result in a debarment or exclusion (i) under 21 U.S.C. Section 335a, or (ii) any similar applicable Law. No debarment proceedings or investigations in respect of the business of any Loan Party or any of their respective Subsidiaries are pending or, to the Borrower’s knowledge, threatened against any Loan Party or any of their respective Subsidiaries or any individual who is an officer, director, manager, employee, shareholder, agent or managing agent of any Loan Party or any of their respective Subsidiaries.

67

(r)            As of the Closing Date, all Products are listed on Schedule 1.01.

6.24            Labor Matters.

There are no existing or, to the knowledge of the Loan Parties, threatened strikes, lockouts or other labor disputes involving the Borrower or any Subsidiary that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, hours worked by and payment made to employees of the Borrower and its Subsidiaries are not in violation of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters.

6.25            Affected Financial Institution.

Neither any Loan Party nor any Subsidiary is an Affected Financial Institution.

6.26            Regulation H.

No owned real property subject to a Mortgage is a Flood Hazard Property unless the Administrative Agent shall have received the following: (a) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Administrative Agent (i) as to the fact that such property subject to a Mortgage is a Flood Hazard Property and (ii) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program, (b) copies of insurance policies or certificates of insurance of the applicable Loan Party evidencing flood insurance reasonably satisfactory to the Administrative Agent (at the direction of the Required Lenders) and naming the Administrative Agent as loss payee on behalf of the Lenders and (c) such other flood hazard determination forms, notices and confirmations thereof as reasonably requested by the Administrative Agent and required to comply with applicable law. All flood hazard insurance policies required hereunder have been obtained and remain in full force and effect, and the premiums thereon have been paid in full.

6.27            Compliance with Privacy Laws.

To the extent that any Loan Party or any Subsidiary has access to any individually identifiable information of any individual, the Loan Parties and their respective Subsidiaries are in material compliance with all applicable Privacy Laws, and maintain information security processes that (a) include safeguards for the security, privacy, confidentiality, and integrity of transactions and confidential or proprietary data or individually identifiable health information used, disclosed, or accessed by the Loan Parties and their respective Subsidiaries, and (b) are designed to protect against unauthorized access to the Systems and data of the Loan Parties and their respective Subsidiaries, and the Systems of any third person service providers that have access to the data or Systems of the Loan Parties and their respective Subsidiaries, in compliance with applicable Privacy Laws, and (c) have been in compliance with all applicable Privacy Laws in all material respects. Neither any Loan Party nor any Subsidiary has received written notice, nor to the knowledge of the Borrower, oral notice, of any claim that such Loan Party or Subsidiary or any of their respective contractors or employees, have suffered a breach of Personal Information as defined under applicable Law or is not in compliance with applicable Laws relating to the collection, use or disclosure of Personal Information, except to the extent any such breach or non-compliance: (i) did not require and is not likely to require such Loan Party or such Subsidiary to provide notification in accordance with applicable Law to affected customers, patients or other impacted individuals, or to any Governmental Authority, (ii) could not be reasonably likely, either individually or in the aggregate, to have a Material Adverse Effect, and (iii) has not resulted in or is not reasonably likely to result in any claim or notice from any Governmental Authority alleging a breach of Personal Information or non-compliance with Law or referencing the investigation of any such breach of Personal Information or non-compliance with Law.

68

Article VII

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations for which no claim has been asserted), the Loan Parties shall and shall cause each Subsidiary to:

7.01            Financial Statements.

Deliver to the Administrative Agent for further distribution to each Lender, in a form reasonably satisfactory to the Administrative Agent (at the direction of the Required Lenders) (provided that financial statements that conform with GAAP and any required SEC or other similar reporting rules binding on the Borrower shall be deemed satisfactory):

(a)            within ninety (90) days after the end of each fiscal year of the Borrower (or, if earlier, when required to be filed with the SEC), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Ernst & Young LLP or another independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any “going concern” or like qualification or exception (other than a qualification for going concern resulting solely from the impending maturity of Indebtedness) or any qualification or exception as to the scope of such audit; and

(b)            within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower (or, if earlier, when required to be filed with the SEC), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Financial Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

69

7.02            Certificates; Other Information.

Deliver to the Administrative Agent for further distribution to each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)            concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Financial Officer of the Borrower, which shall include (among other things required by the Loan Documents) (i) a certification as to compliance with the covenants set forth in Section 8.16, (ii) information regarding the amount of all Dispositions, Involuntary Dispositions, Debt Issuances and Extraordinary Receipts that occurred during the period covered by such financial statements, in each case, solely to the extent the Net Cash Proceeds of such Dispositions, Involuntary Dispositions, Debt Issuances, and Extraordinary Receipts exceed $500,000 on an individual basis, (iii) information regarding any material changes in accounting policies or financial reporting practices by the Borrower or any Subsidiary during the reporting period covered by such Compliance Certificate, (iv) (A) a list of any new Material Contract entered into by the Borrower or any Subsidiary during the reporting period covered by such Compliance Certificate and including the information required by Section 7.18(a) and (B) a list of any Material Contracts amended in any material respect or terminated during the reporting period covered by such Compliance Certificate and (v) a list of any fee owned real property subject to a Mortgage that, to the applicable Loan Party’s knowledge, was not previously but has become a Flood Hazard Property during the reporting period covered by such Compliance Certificate.

(b)            within thirty (30) days after the commencement of each fiscal year of the Borrower, an annual business plan and budget of the Borrower and its Subsidiaries for the then current fiscal year containing projections for each quarter of such fiscal year, in form and substance reasonably satisfactory to the Administrative Agent (at the direction of the Required Lenders);

(c)            promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the equityholders of any Loan Party, and copies of all annual, regular, periodic and special reports and registration statements which a Loan Party may file or be required to file with the SEC under Sections 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d)            not more than five (5) Business Days after (i) distribution to the Board of Directors, all copies of any reports, or other documents distributed to the Board of Directors and (ii) their approval, copies of the minutes of each meeting of the Board of Directors of the Borrower; provided, that, it is understood and agreed that the Borrower may redact or withhold any information included in such materials, or omit to provide any such materials, if the Board of Directors determines in good faith (x) that such portions, documents or information involve information with respect to which the Lenders have any conflict of interest, as determined by the Borrower, including in any event (and without limitation) where such discussion and/or materials (I) concern the sale of the Company or any of its Subsidiaries or a material portion of the assets thereof, (II) relate to an actual or potential transaction with a Lender or any Affiliate thereof or other matter in which any Lender or any Affiliate thereof may be involved (including as to discussions or materials regarding this Agreement and the other Loan Documents), (III) relate to the strategy, negotiating positions or similar matters relating to the relationship of the Company or any of its subsidiaries or Affiliates, on the one hand, with the Lenders or any of their Affiliates, on the other hand, or (IV) relate to potential acquisitions or other transactions for which external financing may be considered, or (y) that such exclusion or omission is prudent in order to preserve any attorney-client privilege, attorney-work product privilege or other similar legal privileges or such attendance or distribution of materials is otherwise prohibited by applicable law;

70

(e)            concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), copies of any material statement or material report furnished to the holders of Permitted Note Indebtedness during such period pursuant to the terms of the applicable indenture, loan, note or credit or similar governing agreement and not otherwise required to be furnished to the Administrative Agent under this Agreement, excluding, for the avoidance of doubt, any required periodic reporting or compliance certificates;

(f)            promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary, (i) copies of each notice or other correspondence received from the SEC concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary and (ii) copies of any material written correspondence or any other material written communication from the FDA or any other regulatory body;

(g)            promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time-to-time reasonably request;

(h)            concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a certificate of a Responsible Officer of the Borrower (i) listing (A) all applications by any Loan Party, if any, for Copyrights, Patents or Trademarks made since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), (B) all issuances of registrations or letters on existing applications by any Loan Party for Copyrights, Patents and Trademarks received since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), (C) any license of Intellectual Property entered into by any Loan Party since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date) and (D) such supplements to Schedule 6.17(a) as are necessary to cause such schedule to be true and complete as of the date of such certificate, (ii) attaching the insurance binder or other evidence of insurance for any insurance coverage of any Loan Party or any Subsidiary that was renewed, replaced or modified in any material respect during the period covered by such financial statements (provided that changes solely with respect to the policy period or renewal thereof or premium therefor shall not be deemed material) and (iii) an updated Schedule 1.01 as of the date of such certificate listing thereon any Product then manufactured, sold, developed, tested or marketed by any Loan Party to the extent such Product was not previously listed on Schedule 1.01 (which shall include a brief description of such Product, plus copies of all Regulatory Authorizations relating to such new Product and/or the Borrower’s or such Subsidiary’s manufacture, sale, development, testing or marketing thereof issued or outstanding as of the date of such notice);

(i)            promptly, and in any event within five (5) Business Days after the Borrower or any Subsidiary or Product Distributor (as relating to Products) obtains any new or additional Regulatory Authorizations material to a Product from the FDA (or parallel state or local authorities), or foreign counterparts of the FDA (or parallel state or local authorities), with respect to any Product which has previously been disclosed to the Administrative Agent, the Loan Parties shall promptly give written notice to the Administrative Agent of such new or additional Regulatory Authorizations along with a copy thereof;

(j)            promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary, copies of all subpoenas (other than non-party subpoenas), requests for information and other notices regarding any active or potential investigation of, or claim or litigation against, any Loan Party or any Subsidiary or Product Distributor by any Governmental Authority, and the findings of any inspections of any manufacturing facilities of any Loan Party, any Subsidiary or any Third Party suppliers or Product Distributors of any Loan Party or any Subsidiary by any Governmental Authority (including any Form 483s and warning letters); and

71

(k)            concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), copies of each material report or notice received in respect of any Material Contract or its performance during the applicable period, including any such report or notice relating to the calculation of any amount owing to the Borrower or any Subsidiary under or in connection with any Material Contract (in each case, subject to the confidentiality obligations set forth in such Material Contracts).

Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered (any such electronic delivery, a “Deemed Delivery”) on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02, or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website (including EDGAR), if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) (it being understood and agreed that, prior to the posting of any such documents to any website (other than EDGAR) under this clause (ii) for the first time during the term of this Agreement, the Borrower shall identify such website to the Administrative Agent, in writing, together with a statement that it intends to use such website for Deemed Delivery under this Agreement). The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery by a Lender, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that certain of the Lenders may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that if requested by the Administrative Agent it will, (x) in good faith, identify that portion of the materials and/or information provided by, or to be provided by, or on behalf of the Borrower hereunder that does not constitute material non-public information with respect to the Borrower or its Affiliates or their respective securities (the “Public Borrower Materials”) and (y) clearly and conspicuously mark all Public Borrower Materials “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof (it being understood that by marking Public Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, any Affiliate thereof and the Lenders to treat such Public Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Public Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07)).

7.03            Notices. Promptly after any Responsible Officer of the Borrower obtains knowledge of any of the following (but in any event within five (5) Business Days after such Responsible Officer obtains such knowledge) notify the Administrative Agent (for further distribution to each Lender) of:

(a)            the occurrence of any Default.

(b)            any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.

72

(c)            the occurrence of any ERISA Event.

(d)            of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary.

(e)            any litigation, arbitration or governmental investigation or proceeding not previously disclosed in any public filing or otherwise by the Loan Parties which has been instituted (or, in each case, any material development with respect thereto) or, to the knowledge of the Borrower, is threatened in writing, with respect to any Product or against any Loan Party or any Subsidiary or to which any of the properties of any thereof is subject, in each case, which could reasonably be expected to result in losses and/or expenses in excess of the Threshold Amount.

(f)            of any return, recovery, dispute (other than ordinary course disputes) or claim related to any Product or inventory that involves more than $500,000.

(g)            [reserved].

(h)            any act of Infringement of any Intellectual Property listed on Schedule 6.17(a) which could reasonably be expected to materially impair any Loan Party’s or any Subsidiary’s ability to generate revenue from such Intellectual Property.

(i)            The Full 2025 Notes Refinancing Date.

Each notice pursuant to this Section 7.03(a) through (h) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the applicable Loan Party has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04            Payment of Obligations.

Pay and discharge, as the same shall become due and payable, (a) prior to the date on which penalties attach thereto, all Taxes upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Loan Party or such Subsidiary, (b) all lawful claims which, if unpaid, would by law become a Lien upon its property (other than Permitted Liens), and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except, in each case, to the extent that the failure to do so could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

7.05            Preservation of Existence, Etc.

(a)            Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or Section 8.05, except (other than with respect to the Borrower or any Loan Party) where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)            Preserve, renew and maintain in full force and effect its good standing under the Laws of the jurisdiction of its organization, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

73

(c)            Take all commercially reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.06            Maintenance of Properties.

(a)            Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)            Make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(c)            Use the standard of care typical in the industry in the operation and maintenance of its Facilities.

7.07            Maintenance of Insurance.

(a)            Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

(b)            Without limiting the foregoing, (i) maintain, if available, fully paid flood hazard insurance on all fee owned real property that is located in a special flood hazard area and that constitutes Collateral, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or, if less, as otherwise reasonably required by the Administrative Agent, (ii) upon written request, furnish to the Administrative Agent evidence of the renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof, and (iii) upon written request, furnish to the Administrative Agent prompt written notice of any redesignation of any such improved real property into or out of a special flood hazard area following the applicable Loan Party’s obtaining actual knowledge thereof.

(c)            Cause the Administrative Agent and its successors and/or assigns to be named as lender’s loss payee or mortgagee as its interest may appear, and/or additional insured with respect to any such insurance providing liability coverage or coverage in respect of any Collateral (excluding any business operations insurance policies, director and officer insurance policies, and cyber-security risk insurance policies), and use commercially reasonable efforts to cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days (or such lesser amount as the Administrative Agent may agree) prior written notice before any such policy or policies shall be adversely altered or canceled.

7.08            Compliance with Laws.

Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted, or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

74

7.09            Books and Records.

(a)            Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be.

(b)            Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party or such Subsidiary, as the case may be.

7.10            Inspection Rights.

Permit representatives of the Administrative Agent, and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers, independent public accountants, and, with good cause shown, its directors, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be desired, upon reasonable advance notice to the Borrower; provided, however, so long as no Event of Default exists, the Borrower shall only be required to reimburse the Administrative Agent and each Lender (collectively) for one such visit and inspection (excluding any such visits and inspections during the continuance of an Event of Default) per fiscal year; provided, further, however, when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice. Notwithstanding anything to the contrary in this Section 7.10, neither the Borrower nor any Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes trade secrets or proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their representatives or contractors) is prohibited by (x) Law or (y) fiduciary duty or any binding agreement, (iii) that is subject to attorney client or similar privilege or constitutes attorney work product or (iv) in respect of which the Borrower or any Subsidiary owes confidentiality obligations  to any third party (provided such confidentiality obligations were not entered into in contemplation of the requirements of this Section 7.10); provided, that, in the case of binding agreements with respect to clause (ii)(y) or (iv), the Borrower or the applicable Subsidiary shall use commercially reasonable efforts to obtain waivers and, in the cases of clauses (ii)(y), (iii) and (iv) shall notify the Administrative Agent as to the scope of the information that is not being provided under the applicable exception.

7.11            Use of Proceeds.

Use the proceeds of the Loans (a) to repay certain Indebtedness (including related fees and expenses) of the Borrower and its Subsidiaries under the Existing Notes, and (b) to pay fees and expenses in connection with this Agreement and the other Loan Documents; provided, that, in no event shall the proceeds of the Loans be used in contravention of any Law or any Loan Document.

7.12            Additional Subsidiaries.

Within thirty (30) days (or such longer time period as may be agreed by the Required Lenders in their sole discretion) after the acquisition or formation of any Subsidiary (including, without limitation, upon the formation of any Subsidiary that is a divided limited liability company organized in the State of Delaware ) (other than an Excluded Subsidiary) (it being understood that any Excluded Subsidiary ceasing to be an Excluded Subsidiary but remaining a Subsidiary shall be deemed to be the acquisition of a Subsidiary for purposes of this Section):

(a)            notify the Administrative Agent thereof in writing, together with the (i) jurisdiction of organization, (ii) number of shares of each class of Equity Interests outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by the Borrower or any Subsidiary and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto; and

75

(b)            cause such Subsidiary to (i) become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement or such other documents as the Administrative Agent shall reasonably request for such purpose, and (ii) deliver to the Administrative Agent documents of the types referred to in Sections 5.01(f) and (g) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i)), all in form and substance reasonably satisfactory to the Administrative Agent (at the direction of the Required Lenders).

7.13            ERISA Compliance.

Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state law, (b) cause each Plan that is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification, and (c) make all required contributions to any Plan subject to Section 412, Section 430 or Section 431 of the Internal Revenue Code.

7.14            Pledged Assets.

(a)            Equity Interests. Cause one hundred percent (100%) of the issued and outstanding Equity Interests of each Subsidiary directly owned by a Loan Party (other than any such Equity Interests that are Excluded Property) to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent, for the benefit of the Secured Parties, pursuant to the terms and conditions of the Collateral Documents, together with opinions of counsel (if reasonably requested by the Administrative Agent) and any filings and deliveries necessary in connection therewith to perfect the security interests therein, all in form and substance satisfactory to the Administrative Agent (at the direction of the Required Lenders).

(b)            Other Property. Cause all property (other than Excluded Property) of each Loan Party to be subject at all times to first priority (subject to Permitted Liens), perfected and, in the case of fee simple ownership of real property (other than Excluded Property), title insured Liens in favor of the Administrative Agent to secure the Obligations (or applicable portion thereof not to exceed 100% of the Loan Party’s good faith estimate of the value of the applicable fee interests) pursuant to the Collateral Documents or, with respect to any such property acquired subsequent to the Closing Date, such other additional security documents as the Administrative Agent shall reasonably request and, in connection with the foregoing, deliver to the Administrative Agent such other documentation as the Administrative Agent may request including filings and deliveries necessary to perfect such Liens, Organization Documents, resolutions, Real Property Security Documents, and favorable opinions of counsel to such Person, all in form and substance reasonably satisfactory to the Administrative Agent (at the direction of the Required Lenders); provided, that, notwithstanding anything to the contrary set forth herein, it is understood and agreed that, with respect to Collateral Access Agreements, the Loan Parties shall only be required to use commercially reasonable efforts to obtain or otherwise enter into such Collateral Access Agreements with applicable third parties for a period not to exceed two months.

76

7.15            Compliance with Material Contracts.

Comply in all respects with each Material Contract of such Person, except as could not, individually or in the aggregate, reasonably be expected to have (a) a material adverse effect on any Product Development and Commercialization Activities or (b) a Material Adverse Effect.

7.16            Deposit Accounts.

(a)            Within thirty (30) days (or such longer time period as may be agreed by the Required Lenders in their sole discretion) after the acquisition or establishment of any Deposit Account (other than an Excluded Account) by any Loan Party, provide written notice thereof to the Administrative Agent.

(b)            Subject to Section 7.22, cause all Deposit Accounts of the Loan Parties (other than Excluded Accounts) maintained in the United States at all times to be subject to Account Control Agreements, in each case in form and substance satisfactory to the Administrative Agent and Required Lenders (it being understood that the Loan Parties shall have sixty (60) days (or such longer time period as may be agreed by the Required Lenders in their sole discretion) to comply with this Section 7.16(b) solely with respect to any Deposit Account (other than Excluded Accounts) acquired or established after the Closing Date (such period to be measured from the date of acquisition or establishment)).

7.17            Products and Permits.

Either directly or through its Product Distributors, as applicable, obtain, maintain and preserve, comply with in all material respects, and take all necessary action to timely renew all Permits and accreditations which are necessary or material with respect to any Product Development and Commercialization Activities associated with any Product or to the conduct of the business of the Borrower and its Subsidiaries, and promptly provide evidence of the same to the Administrative Agent.

7.18            Consent of Licensors.

(a) Concurrently with the delivery of each Compliance Certificate required to be delivered pursuant to Section 7.02(a), provide written notice to the Administrative Agent of the material terms of any Material Contract to which a Loan Party or any of its Subsidiaries enters into or becomes bound by after the Closing Date, together with a description of its anticipated and projected impact on the business and financial condition of the Borrower and its Subsidiaries and (b) in good faith promptly take such commercially reasonable actions as the Required Lenders may request to obtain the consent of, or waiver by, any Person whose consent or waiver is necessary for the Administrative Agent to be granted and perfect a valid security interest in such Material Contract and to fully exercise its rights under any of the Loan Documents with respect to such Material Contract, including in the event of a disposition or liquidation of the rights, assets or property that is the subject of such Material Contract.

7.19            Anti-Corruption Laws.

Conduct its business in compliance with Anti-Corruption Laws and maintain policies, procedures, and internal controls designed to promote and achieve compliance with such laws by each Loan Party and their Subsidiaries, directors, officers, employees, and agents.

77

7.20            Maintenance of Regulatory Authorizations, Contracts, Intellectual Property, Etc.

(a)            With respect to the Products, (i) maintain, either directly or through its Product Distributors, as applicable, in full force and effect all Regulatory Authorizations, contract rights, authorizations or other rights necessary or material for the operations of the business of the Borrower and its Subsidiaries and relevant Product Distributors, and comply with the terms and conditions applicable to the foregoing excluding the maintenance of the Regulatory Authorizations that in the commercially reasonable business judgment of the Loan Parties are not necessary or material for the conduct of the business of the Borrower and its Subsidiaries; (ii) promptly notify the Administrative Agent of any Safety Notice conducted, to be undertaken or issued, by such Loan Party, its respective Subsidiaries or its respective Product Distributors or suppliers whether or not at the request, demand or order of any Governmental Authority or otherwise with respect to any Product or manufacturing facility owned or operated by any Loan Party or their respective Subsidiaries or any Product Distributor (as relating to Products), or any basis for undertaking or issuing any such action or item, in each case, that could reasonably be expected to have a material effect on any Product Development and Commercialization Activities; (iii) design, manufacture, store, transport, label, sell, market, and distribute all Products in compliance with applicable Laws, including without limitation, cGMPs, the FDCA, and the Controlled Substances Act, except where the failure to do so could not reasonably be expected to have a material adverse effect on any Product Development and Commercialization Activities; (iv) conduct all studies, tests and preclinical and clinical trials relating to the Products in accordance with all cGCPs, and other applicable Laws, except where the failure to do so could not reasonably be expected to have a material effect on any Product Development and Commercialization Activities; and (v) operate all manufacturing Facilities where Product Development and Commercialization Activities are conducted in material compliance with applicable Laws, including without limitation, cGMPs, the Controlled Substances Act, except where the failure to do so could not reasonably be expected to have a material adverse effect on any Product Development and Commercialization Activities.

(b)            (i) Maintain in full force and effect or pursue the prosecution of, as the case may be, and pay all costs and expenses relating to, all Material Intellectual Property owned or controlled by such Loan Party or its respective Subsidiaries and all Material Contracts excluding the maintenance of Material Intellectual Property that in the commercially reasonable business judgment of the relevant Loan Party is not necessary or material for the conduct of the business of any Loan Party or any Subsidiary or to Product Development and Commercialization Activities with respect to any Product; (ii) promptly notify the Administrative Agent of any Infringement or other violation by any Person of Material Intellectual Property owned or controlled by such Loan Party or its respective Subsidiaries; (iii) use commercially reasonable efforts to pursue, enforce, and maintain in full force and effect legal protection for all Material Intellectual Property, including Patents, developed or controlled by such Loan Party or any of its respective Subsidiaries; and (iv) promptly notify the Administrative Agent of any claim by any Person that the conduct of such Loan Party’s or such Subsidiary’s business (including any research, development, manufacture, import, use, sale, storage, labeling, marketing, promotion, supply, distribution, testing, packaging, purchasing or other commercialization activities, receipt of payment in respect of any of the foregoing, or like activities the purpose of which is to develop or commercially exploit any Product) or the conduct of any Product Development and Commercialization Activities by any Product Distributor, Infringes any Intellectual Property of that Person and, if requested by the Administrative Agent, use commercially reasonable efforts to resolve such claim.

78

(c)            Furnish to the Administrative Agent prompt written notice of the following:

(i)            any notice that the FDA or any other Governmental Authority is limiting, suspending or revoking any Regulatory Authorization applicable to any Product, changing the market classification or labeling of or otherwise materially restricting any Product or considering any of the foregoing;

(ii)            any Loan Party or any Subsidiary becoming subject to any administrative or regulatory action, any FDA or EMA inspection or any non-routine inspection by any other Person, receipt of inspectional observations (e.g., on FDA Form 483), warning letter, or notice of violation letter, or any Product being seized, withdrawn, recalled, removed, detained, or subject to a suspension of manufacturing, or the commencement of any proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, removal, suspension, import detention, or seizure of any Product are pending or threatened against any Loan Party or any Subsidiary or any relevant Product Distributor;

(iii)            any written recommendation (together with a copy thereof) from any Governmental Authority that any Loan Party or any Subsidiary, or any obligor to which any Loan Party or any Subsidiary provides Products or services, or any Product Distributor, should have its licensure, provider or supplier number, or accreditation suspended, revoked, or limited in any way, or any penalties or sanctions imposed; or

(iv)            any notice relating to a Paragraph IV Certification concerning any Product and asserting the non-infringement, invalidity or unenforceability of any Patent owned by or licensed to any Loan Party or any Subsidiary or any associated litigation.

7.21            Lender Calls.

Not more than once per fiscal quarter, a representative of the Administrative Agent and any Lender shall have the right to meet with management and officers of the Borrower to discuss the books of account and records of Borrower and its Subsidiaries. In addition, the Administrative Agent and the Lenders shall be entitled at reasonable times and intervals to consult with and advise the management and officers of the Borrower concerning significant business issues affecting Borrower and its Subsidiaries.

7.22            Post-Closing Obligations.

Within the time periods set forth on Schedule 7.22 (or such longer periods as the Administrative Agent may agree in its sole discretion), deliver to the Administrative Agent such documents, instruments, certificates or agreements set forth on Schedule 7.22, in each case in form and substance reasonably satisfactory to the Administrative Agent (at the direction of the Required Lenders).

Article VIII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations for which no claim has been asserted), no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

8.01            Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)            Liens pursuant to any Loan Document;

79

(b)            Liens existing on the Closing Date and listed on Schedule 8.01 and any renewals or extensions thereof; provided, that, (i) the property covered thereby is not changed (other than the proceeds or products thereof and after-acquired property that is affixed to or incorporated into property covered by such Lien), (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.03(b);

(c)            Liens (other than Liens imposed under ERISA) for Taxes not yet delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)            statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business; provided, that, such Liens secure only amounts (i) not yet due and payable or (ii) if due and payable, are (a) unfiled and no other action has been taken to enforce the same or (b) are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established or (iii) with respect to which the failure to make payment could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(e)            pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)            deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, indemnity and performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)            easements, rights-of-way, restrictions and other similar encumbrances and title deficiencies affecting real property which, in the aggregate, do not materially interfere with the ordinary course of the business of the applicable Person;

(h)            Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 9.01(h);

(i)            Liens securing Indebtedness permitted under Section 8.03(e); provided, that: (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the cost (negotiated on an arm’s length basis) of the property being acquired on the date of acquisition and (iii) such Liens attach to such property concurrently with or within one hundred and eighty (180) days after the acquisition thereof;

(j)            (i) licenses, sublicenses, leases or subleases (other than relating to intellectual property) granted to others in the ordinary course of business not interfering in any material respect with the business of any Loan Party or any Subsidiary and (ii) Liens pursuant to License Agreements;

80

(k)            any interest of title of a lessor under, and Liens arising from Uniform Commercial Code financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(l)            Liens arising in the ordinary course of business by virtue of any contractual, statutory or common law provision relating to banker’s Liens, rights of set off or similar rights and remedies covering deposit or securities accounts (including funds or other assets credited thereto) or other funds maintained with a depository institution or securities intermediary, in each case incurred in the ordinary course of business;

(m)            Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(n)            Liens of sellers of goods to the Borrower and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(o)            Liens in favor of customs and revenue authorities arising as a matter of law, in the ordinary course of business, to secure payment of customs duties in connection with the importation of goods;

(p)            Liens arising from precautionary Uniform Commercial Code financing statements or similar filings under applicable law regarding operating leases entered into by the Borrower or any Subsidiary in the ordinary course of business;

(q)            other Liens securing Indebtedness or other obligations not exceeding $3,000,000 in the aggregate at any one time outstanding;

(r)            Liens granted on Securitization Receivables in connection with Indebtedness permitted under Section 8.03(m);

(s)            Liens solely on cash collateral pledged to secure Indebtedness in respect of corporate credit cards permitted under to Section 8.03(g);

(t)            Liens solely on cash and Cash Equivalents securing Indebtedness permitted under Section 8.03(i);

(u)            Liens on Purchased Receivables (as defined in the Royalty Purchase Agreement as in effect on the date hereof) granted under the Royalty Purchase Agreement.

8.02            Investments.

Make any Investments, except:

(a)            Investments held by the Borrower or any Subsidiary in the form of cash or Cash Equivalents;

(b)            Investments (i) existing as of the Closing Date and set forth in Schedule 8.02 and (ii) Investments by the Borrower and its Subsidiaries consisting of the ownership of Equity Interests in their respective Subsidiaries outstanding on the Closing Date;

81

(c)            (i) Investments in any Person that is a Loan Party prior to giving effect to such Investment, (ii) Investments by any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party and (iii) Investments by Loan Parties in Subsidiaries that are not Loan Parties; provided, that, no Investment otherwise permitted by this clause (c)(iii) shall be permitted to be made (a) if any Event of Default has occurred and is continuing or would result therefrom or (b) the aggregate amount of Investments pursuant to clause (c)(iii) would exceed $1,000,000; provided that, upon the occurrence of the Full 2025 Notes Refinancing Date, such amount shall increase to $2,000,000;

(d)            Permitted Acquisitions;

(e)            Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f)            Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business and (ii) loans to employees, officers or directors relating to the purchase of Qualified Capital Stock of the Borrower pursuant to employee stock purchase plans approved by the Borrower’s Board of Directors, in an aggregate amount for all such Investments made in reliance of this clause (f) not to exceed $2,500,000 at any one time outstanding; provided, that, no Investment otherwise permitted by this clause (f) shall be permitted to be made if any Event of Default has occurred and is continuing or would result therefrom; provided further that, upon the occurrence of the Full 2025 Notes Refinancing Date, such amount shall increase to $5,000,000;

(g)            (i) Investments consisting of obligations of any Loan Party or any Subsidiary under Swap Contracts permitted under Section 8.03(d) that are incurred for non-speculative purposes in the ordinary course of business and (ii) to the extent constituting an Investment, Permitted Equity Derivatives;

(h)            Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(i)            other Investments not exceeding $3,000,000 in the aggregate at any one time outstanding; provided, that, no Investment otherwise permitted by this clause (i) shall be permitted to be made if any Event of Default has occurred and is continuing or would result therefrom; provided further that, upon the occurrence of the Full 2025 Notes Refinancing Date, such amount shall increase to $6,000,000;

(j)            to the extent constituting an Investment, fundamental changes permitted by Section 8.04 (other than by reference to this Section 8.02 (or any sub-clause hereof));

(k)            Investments consisting of the endorsement of negotiable Instruments for deposit or collection or similar transactions in the ordinary course of any Loan Party;

(l)            Investments (i) (A) in a Securitization Subsidiary in order to effectuate a Securitization Transaction and (B) by a Securitization Subsidiary in any other Person in connection with a Securitization Transaction; provided that any such Investment in a Securitization Subsidiary is in the form of a contribution of additional assets subject to such Securitization Transaction; and

82

(m)            Investments made with Qualified Capital Stock of the Borrower or the net proceeds from an issuance of Qualified Capital Stock of the Borrower.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, (x) in no event shall any Loan Party (A) Dispose of any Material Intellectual Property to any Subsidiary that is not a Loan Party or (B) contribute or otherwise invest any Material Intellectual Property in any Subsidiary that is not a Loan Party; provided however, the Borrower shall be permitted to exclusively license Material Intellectual Property in the IP License Jurisdictions.

8.03            Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a)            Indebtedness under the Loan Documents;

(b)            Indebtedness of the Borrower and its Subsidiaries existing on the Closing Date and described on Schedule 8.03 (and Permitted Refinancings thereof);

(c)            intercompany Indebtedness permitted under Section 8.02 (other than by reference to this Section 8.03 (or any sub-clause hereof));

(d)            obligations (contingent or otherwise) of the Borrower or any Subsidiary (other than any Excluded Subsidiary) existing or arising under any Swap Contract, provided, that, (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any express provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e)            purchase money Indebtedness (including obligations in respect of Capital Leases or Synthetic Leases) hereafter incurred by the Borrower or any Subsidiary to finance the purchase of fixed assets, and Permitted Refinancings thereof; provided, that, (i) the total of all such Indebtedness for all such Persons taken together shall not exceed at any time outstanding an aggregate principal amount of $5,000,000; provided that, upon the occurrence of the Full 2025 Notes Refinancing Date, such amount shall increase to $10,000,000, (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed and (iii) no such Indebtedness shall be refinanced, renewed or extended for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing, renewal or extension, except as contemplated by the definition of Permitted Refinancing;

(f)            Permitted Note Indebtedness in an aggregate principal amount not to exceed at the time of incurrence of any Permitted Note Indebtedness $250,000,000 in the aggregate;

(g)            Indebtedness incurred in the ordinary course of business in respect of credit cards, credit processing services, debit cards, stored value cards and purchase cards (including so-called “procurement cards” or “P-cards”) in an aggregate amount not to exceed $1,000,000 at any one time outstanding; provided that, upon the occurrence of the Full 2025 Notes Refinancing Date, such amount shall increase to $2,000,000;

83

(h)            Indebtedness of the Borrower or any Subsidiary in respect of (i) surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantees and similar obligations; provided, that, the total of all such Indebtedness incurred in reliance on this clause (h)(i) for all such Persons taken together shall not exceed $1,000,000 at any one time outstanding; provided that, upon the occurrence of the Full 2025 Notes Refinancing Date, such amount shall increase to $2,000,000, and (ii) customary indemnification obligations to purchasers in connection with Dispositions permitted by Section 8.05 or Investments permitted by Section 8.02, in each case, other than by reference to this Section 8.03 (or any sub-clause hereof);

(i)            letters of credit, banker’s acceptances or similar instruments, in each case, of the Borrower or any Subsidiary in an aggregate principal amount for all such Persons taken together not to exceed $3,000,000 at any one time outstanding; provided that, upon the occurrence of the Full 2025 Notes Refinancing Date, such amount shall increase to $6,000,000;

(j)            Guarantees permitted by Section 8.02 (other than by reference to this Section 8.03 (or any sub-clause hereof));

(k)            Indebtedness constituting (i) Earn Out Obligations in an aggregate amount not exceeding $5,000,000; provided that, upon the occurrence of the Full 2025 Notes Refinancing Date, such amount shall increase to $7,500,000 or (ii) obligations in respect of working capital adjustments under the agreements used to consummate a Permitted Acquisition or other Investment permitted under Section 8.02 (other than by reference to this Section 8.03 (or any sub-clause hereof)), in each case, of the Borrower or any Subsidiary;

(l)            Indebtedness of a Subsidiary acquired after the Closing Date in a Permitted Acquisition (or Indebtedness assumed by the Borrower or any Subsidiary in connection with a Permitted Acquisition as a result of (x) a merger or consolidation permitted by Section 8.04 (other than by reference to this Section 8.02 (or any sub-clause hereof)) or (y) the acquisition of assets securing such Indebtedness); provided, that, (i) such Indebtedness (A) was not incurred in connection with or in anticipation or contemplation of, such Permitted Acquisition and (B) existed immediately prior to such Permitted Acquisition, (ii) in the case of an acquisition of assets subject to such Indebtedness, any Liens do not at any time encumber any property other than the property encumbered prior to such Permitted Acquisition; and (iii) the aggregate amount of all such Indebtedness shall not exceed $3,000,000 at any one time outstanding; provided that, upon the occurrence of the Full 2025 Notes Refinancing Date, such amount shall increase to $6,000,000;

(m)            Securitization Transactions in an amount not to exceed $25,000,000 at any one time outstanding in the aggregate so long as such transaction is in form and substance reasonably acceptable to the Required Lenders; provided however, this is the only basket that shall be permitted to be used to enter into Securitization Transactions; provided further, that no Event of Default has occurred and is continuing;

(n)            Indebtedness of the Borrower or any Subsidiary not otherwise permitted by the foregoing clauses of this Section 8.03, in an aggregate amount for all such Persons taken together not to exceed $5,000,000 at any one time outstanding;

(o)            Indebtedness in respect of netting services, overdraft protections, payment processing, automatic clearinghouse arrangements, arrangements in respect of pooled deposit or sweep accounts, check endorsement guarantees, and otherwise in connection with deposit accounts or cash management services; and

84

(p)            to the extent constituting Indebtedness, the Royalty Purchase Agreement.

8.04            Fundamental Changes.

Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; provided, that, notwithstanding the foregoing provisions of this Section 8.04 but subject to the terms of Sections 7.12 and 7.14, (a) the Borrower may merge or consolidate with any of its Subsidiaries, provided that the Borrower shall be the continuing or surviving entity, (b) any Loan Party (other than the Borrower) may merge or consolidate with any other Loan Party (other than the Borrower), (c) any Subsidiary that is not a Loan Party may be merged or consolidated with or into any Loan Party, provided that such Loan Party shall be the continuing or surviving entity, (d) any Subsidiary that is not a Loan Party may be merged or consolidated with or into any other Subsidiary that is not a Loan Party, (e) any Subsidiary that is not a Loan Party may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up could not reasonably be expected to have a Material Adverse Effect and all of its assets and business are transferred to a Loan Party or, solely in the case of a Subsidiary that is not a Loan Party, another Subsidiary that is not a Loan Party, in each case, prior to or concurrently with such dissolution, liquidation or winding up, (f) any Subsidiary that is not a Loan Party may Dispose of any of its Subsidiaries to a Loan Party or another Subsidiary that is not a Loan Party, (g) a Loan Party may merge or consolidate with any other Person in a Permitted Acquisition; provided, that, such Loan Party shall be the continuing or surviving corporation and (h) the Borrower and its Subsidiaries may consummate Permitted Transfers to the extent permitted under this Agreement without reference to this Section 8.04 (or any sub-clause hereof). Notwithstanding the foregoing, or anything to the contrary set forth in this Agreement, in no event shall any Loan Party or any Subsidiary merge, dissolve, liquidate or consolidate with or into any Securitization Subsidiary.

8.05            Dispositions.

Make any Disposition (other than, for the avoidance of doubt, Permitted Transfers) unless (a) the consideration paid in connection therewith shall be cash or Cash Equivalents paid contemporaneous with consummation of the transaction and shall be in an amount not less than the fair market value of the property disposed of, (b) no Event of Default shall have occurred and be continuing both immediately prior to and after giving effect to such Disposition, (c) such transaction does not involve the sale or other disposition of a minority equity interest in any Subsidiary, (d) such transaction does not involve the sale, transfer, license, lease or other disposition of a Product or any Intellectual Property or other rights associated with a Product, and (e) the aggregate fair market value of all of the assets sold or otherwise disposed of in such Disposition together with the aggregate fair market value of all assets sold or otherwise disposed of by the Borrower and its Subsidiaries in all such transactions occurring during the term of this Agreement does not exceed $10,000,000.

8.06            Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)            (i) each Subsidiary may make Restricted Payments to any Loan Party and (ii) each Subsidiary that is not a Loan Party may make Restricted Payments to each other Subsidiary that is not a Loan Party;

85

(b)            the Borrower may make (i) any payment of cash in lieu of a fractional share in accordance with the terms of any indenture (or equivalent agreement) governing Permitted Note Indebtedness and (ii) subject to any subordination provisions applicable thereto, regularly scheduled interest payments (including any additional and/or special interest) and normal course fee payments as and when due in accordance with the terms of any indenture (or equivalent agreement) governing Permitted Note Indebtedness;

(c)            the Borrower may declare and make dividend payments or other distributions payable solely in its Qualified Capital Stock;

(d)            (i) the Borrower may purchase any Permitted Equity Derivatives contemporaneously with and in connection with the issuance of Permitted Note Indebtedness and (ii) in connection with the maturity of, or any conversion, redemption or repurchase of Permitted Note Indebtedness, the Borrower may settle, terminate or unwind any Permitted Equity Derivatives;

(e)            the Borrower may purchase, redeem or otherwise acquire its Qualified Capital Stock with Qualified Equity Issuance Proceeds received from the substantially concurrent issuance of its Qualified Capital Stock;

(f)            the Borrower and any Subsidiary may (i) make repurchases or redemptions of its Equity Interests (x) in connection with the exercise of stock options or restricted stock awards if such Equity Interests represent all or a portion of the exercise price thereof or (y) deemed to occur upon the withholding of a portion of such Equity Interests issued to directors, officers or employees of the Borrower or any Subsidiary under any stock option plan or other benefit plan or agreement for directors, officers and employees of the Borrower and its Subsidiaries to cover withholding tax obligations of such Persons in respect of such issuance and (ii) make other Restricted Payments, not exceeding $2,000,000 in the aggregate for any fiscal year, pursuant to and in accordance with stock option plans or other benefit plans or agreements for current or former directors, officers and employees of the Borrower and its Subsidiaries; provided that, upon the occurrence of the Full 2025 Notes Refinancing Date, such amount shall increase to $4,000,000;

(g)            [reserved]; and

(h)            so long as no Event of Default exists or would result therefrom, Borrower and its Subsidiaries may make Permitted Tax Distributions.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, (x) for the avoidance of doubt, in no event shall any Loan Party make any Restricted Payment constituting or comprised of, in whole or in part, (A) any Material Intellectual Property or (B) any Product or any Intellectual Property or other rights associated with a Product provided however, the Borrower shall be permitted to exclusively license Material Intellectual Property in the IP License Jurisdictions.

8.07            Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Closing Date or any business reasonably related or incidental thereto or a reasonable extension or expansion thereof.

86

8.08            Transactions with Affiliates and Insiders.

Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) advances of working capital to any Loan Party, (b) transfers of cash and assets to any Loan Party, (c) intercompany transactions expressly permitted by Section 8.02, Section 8.03, Section 8.04, Section 8.05 or Section 8.06 (in each case, other than by reference to this Section 8.08 (or any sub-clause hereof)), (d) customary or reasonable compensation, indemnification and reimbursement of expenses of officers and directors in the ordinary course of business and (e) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate.

8.09            Burdensome Agreements.

Enter into, or permit to exist, any Contractual Obligation that (a) encumbers or restricts the ability of any such Person to (i) make Restricted Payments to any Loan Party, (ii) pay any Indebtedness or other obligations owed to any Loan Party, (iii) make loans or advances to any Loan Party, (iv) transfer any of its property to any Loan Party, (v) pledge its property pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (vi) act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i) through (v) above) for (1) this Agreement and the other Loan Documents, (2) any document or instrument governing Indebtedness permitted by Section 8.03(e), provided, that, any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (3) customary provisions in joint venture agreements with respect to joint ventures permitted under Section 8.02 and applicable solely to such joint venture entered into in the ordinary course of business, (4) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 8.05 pending the consummation of such sale, (5) customary provisions regarding confidentiality or restricting assignment, pledges or transfers of any agreement entered into by the Borrower or any Subsidiary in the ordinary course of business, and (6) any Permitted Lien or any document or instrument governing any Permitted Lien; provided, that, any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, or (b) requires the grant of any security for any obligation if such property is given as security for the Obligations, other than any Permitted Lien or any document or instrument governing any Permitted Lien.

8.10            Use of Proceeds.

Use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

8.11            Prepayment of Other Indebtedness.

Make (or give any notice with respect thereto) (a) any voluntary or optional payment or prepayment or redemption or voluntary or optional acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), or voluntary or optional refund, refinance or exchange of, in each case prior to any scheduled repayment or scheduled maturity, any Indebtedness of any Loan Party or any Subsidiary that is (or is required to be) (i) subordinated in right of payment to the Obligations, (ii) unsecured Indebtedness or (iii) Indebtedness secured by Liens which are junior to the Liens securing the Obligations or (b) any payment or delivery of cash to satisfy any conversion obligation under Convertible Note Indebtedness, in each case, other than (i) Indebtedness arising under the Loan Documents, (ii) Indebtedness permitted by Section 8.03(e) (solely to the extent made with the proceeds of additional issuances of Indebtedness permitted by Section 8.03(e)), (iii) any Permitted Refinancings of Indebtedness permitted by Section 8.03, (iv) conversions or exchanges into Qualified Capital Stock of the Borrower (and cash in lieu of fractional shares) of the Permitted Note Indebtedness or (v) so long as no Default shall have occurred and be continuing both immediately prior to and after giving effect thereto, settlement of any purchases, conversions or exchanges of Existing Notes in cash in an amount not to exceed the principal amount of the Existing Notes being converted or exchanged.

87

8.12            Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity; Certain Amendments.

(a)            Amend, modify or change its Organization Documents in a manner materially adverse to the Administrative Agent or any Lender.

(b)            Change its fiscal year.

(c)            Without providing at least five (5) days prior written notice to the Administrative Agent, change its name, state of organization or form of organization.

(d)            Amend, change, supplement, waive or otherwise modify (or permit the amendment, change, supplement, waiver or modification of), or enter into any forbearance from exercising any rights with respect to, any of the terms or provisions of any document or agreement entered into in connection with the Permitted Note Indebtedness (including, without limitation, in each case, any such amendment, modification or change if the effect thereof would be to add any guarantor thereto or any security therefor), in each case, in a manner materially adverse to the Administrative Agent or any Lender.

(e)            Amend, change, supplement, waive or otherwise modify (or permit the amendment, change, supplement, waiver or modification of), or enter into any forbearance from exercising any rights with respect to, Material Contract or any document or other agreement evidencing Indebtedness in excess of the Threshold Amount, in each case, in any manner materially adverse to the Administrative Agent or any Lender.

(f)            (i) Amend, change, supplement, waive or otherwise modify (or permit the amendment, change, supplement, waiver or modification of), or enter into any forbearance from exercising any rights with respect to any License Agreement, in each case, in a manner materially adverse to the Administrative Agent or any Lender or (ii) Terminate or dispose of any royalty stream or other payments required to be made to the Borrower or its Subsidiaries, in each case, that is set forth in any License Agreement.

(g)            Notwithstanding anything to the contrary contained herein, neither the Borrower nor any of its Subsidiaries shall be permitted to replace, refinance or otherwise supplant the Royalty Purchase Agreement.

8.13            Ownership of Subsidiaries.

Notwithstanding any other provisions of this Agreement to the contrary, (a) permit any Person (other than any Loan Party or any Wholly Owned Subsidiary) to own any Equity Interests of any Subsidiary, except to qualify directors where required by applicable law or to satisfy other requirements of applicable law with respect to the ownership of Equity Interests of Foreign Subsidiaries, (b) permit any Loan Party or any Subsidiary to issue or have outstanding any shares of Disqualified Capital Stock or (c) create, incur, assume or suffer to exist any Lien on any Equity Interests of any Subsidiary, except for Permitted Liens.

88

8.14            Sale Leasebacks.

Enter into any Sale and Leaseback Transaction.

8.15            Sanctions; Anti-Corruption Laws.

(a)            Directly or indirectly, use the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds of any Loan to any Person, to fund any activities of or business with any Person, that, at the time of such funding, is the subject of Sanctions (and would result in a violation of Sanctions), or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Administrative Agent or otherwise) of Sanctions.

(b)            Directly or indirectly, use the proceeds of any Loan for any purpose which would breach Anti-Corruption Laws.

8.16            Liquidity.

Permit the amount of Unrestricted Cash of the Loan Parties at any time to be less than $50,000,000 (the amount required pursuant to this sentence, the “Liquidity Threshold Amount”). To the extent the Unrestricted Cash of the Loan Parties is below the Liquidity Threshold Amount but equal to or greater than $45,000,000, any failure to comply with this Section 8.16 shall be automatically cured solely if, for the five (5) consecutive Business Days immediately following such failure, Unrestricted Cash exceeds the Liquidity Threshold Amount (the period from such date of non-compliance to the earlier of (i) the Business Day immediately following such date of non-compliance where Unrestricted Cash is less than the Liquidity Threshold Amount and (ii) the fifth Business Day following such date of non-compliance, “Liquidity Cure Period”); provided, however, that such cure may not be exercised more than 5 times during the term of this Agreement or more than two times in any fiscal year; provided further, no Event of Default shall have occurred and neither the Administrative Agent nor Lenders may exercise the remedies set forth herein, in each case, until the end of the Liquidity Cure Period.

Article IX

EVENTS OF DEFAULT AND REMEDIES

9.01            Events of Default.

Any of the following shall constitute an “Event of Default”:

(a)            Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan, or any repayment premium or fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b)            Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in (i) any of Sections 7.01, 7.02, 7.03(a), 7.05, 7.11, 7.12, 7.14, 7.15, or Article VIII or (ii) Section 7.17 and such failure shall be continuing for more than ten (10) days; or

89

(c)            Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in clause (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of the date on which (i) a Responsible Officer of any Loan Party has knowledge of such failure and (ii) written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(d)            Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be materially incorrect or materially misleading when made or deemed made; or

(e)            Cross-Default. (i) Any Loan Party or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), but only after the expiration of any grace period applicable thereto, in respect of any Indebtedness (including, for the avoidance of doubt, any Permitted Note Indebtedness) or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate outstanding principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) in excess of the Threshold Amount (“Material Indebtedness”), or (B) fails to observe or perform any other agreement or condition relating to any Material Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of any such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Material Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Material Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; provided, that, this clause (e)(i) shall not apply to (x) any secured Material Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Material Indebtedness and such Material Indebtedness is repaid when required under the documents providing for such Indebtedness or (y) (A) the occurrence or existence of any event or condition that allows holders of Permitted Note Indebtedness to convert such Permitted Note Indebtedness, and (B) any conversion of Permitted Note Indebtedness; provided, that, in the case of either of the foregoing clause (A) or clause (B), such event or condition does not constitute, and such conversion does not result from, any default or event of default by any Loan Party or any Subsidiary thereunder, a “change of control” or a “fundamental change” or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)            Insolvency Proceedings, Etc. Any Loan Party or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

90

(g)            Inability to Pay Debts; Attachment. (i) Any Loan Party or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h)            Judgments. There is entered against any Loan Party or any Material Subsidiary one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) or any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (i) enforcement proceedings are commenced by any creditor upon such judgment or order or (ii) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)            ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)            Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k)            Material Adverse Effect. There occurs any circumstance or circumstances that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect; or

(l)            Change of Control. There occurs any Change of Control; or

(m)            Invalidity of Subordination Provisions. Any subordination provision in any document or instrument governing Indebtedness that is purported to be subordinated to the Obligations or any subordination provision in any subordination agreement that relates to any Indebtedness that is to be subordinated to the Obligations, or any subordination provision in any guaranty by any Loan Party of any such Indebtedness, shall cease to be in full force and effect; or

(n)            Injunction. Any court order enjoins, restrains, or prevents any Loan Party from conducting any material part of its business for a period of thirty (30) consecutive days during which a stay of enforcement of such court order, by reason of a pending appeal or otherwise, is not in effect; or

91

(o)            Products. (i) The FDA or EMA shall revoke, withdraw, suspend, cancel, terminate or materially adversely modify any approved Key Permit related to any Product; (ii) any Governmental Authority (other than the FDA or EMA) shall revoke, withdraw, suspend, cancel, materially limit, terminate or materially modify any approved Key Permit related to any Product (in each case, a “Non-FDA Governmental Action”) and, in such case, Consolidated Revenues shall decrease by greater than twenty percent (20%), as assessed at the end of each of the four (4) fiscal quarters ending immediately following such Non-FDA Governmental Action (each a ‘Non-FDA Governmental Action Test Quarter”) by comparing Consolidated Revenues for each such fiscal quarter against Consolidated Revenues for the corresponding fiscal quarter ended in the immediately prior fiscal year; or (iii) any Safety Notice is issued or initiated in connection with any Product after approval by the FDA or EMA or any other Governmental Authority and Consolidated Revenues shall decrease by greater than twenty percent (20%) as assessed at the end of each of the four (4) fiscal quarters ending immediately following such Safety Notice (each a “Safety Notice Test Quarter”) by comparing Consolidated Revenues for each such fiscal quarter against Consolidated Revenues for the corresponding fiscal quarter ended in the immediately prior fiscal year; or

(p)            Delisting. The ordinary shares of the Borrower are no longer listed on the NASDAQ Capital Market because of failure to comply with continued listing standards thereof or due to a voluntary delisting which results in such shares not being listed on any other nationally recognized stock exchange in the United States having listing standards at least as restrictive as the NASDAQ Capital Market; or

(q)            Regulatory Matters. If any of the following occurs: (i) the FDA, CMS, EMA, DEA or any other Governmental Authority issues a letter or other communication asserting that any Product lacks a required Regulatory Authorization or does not comply with applicable Law; (ii) the FDA or any other Governmental Authority issues a letter or other communication requiring any post-marketing study or clinical trial from any Loan Party or Subsidiary in order to maintain any Regulatory Authorization required to market any Product; (iii) any involuntary or voluntary recall of any Product occurs or any part thereof which could reasonably be expected to result in losses and/or expenses in excess of $500,000; or (iv) any Loan Party or any Subsidiary or any Product Distributor (as relating to Products) enters into a settlement agreement with the FDA, CMS, EMA, DEA, or any other Governmental Authority that results in aggregate liability as to any single or related series of transactions, incidents or conditions in excess of $500,000; or

9.02            Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may (but shall not be obligated to), with the consent of, the Required Lenders, take any or all of the following actions:

(a)            upon written notice to the Borrower (provided that any failure to give such notice shall in no way limit or otherwise prohibit any such actions taken or to be taken by the Administrative Agent), declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b)            upon written notice to the Borrower (provided that any failure to give such notice shall in no way limit or otherwise prohibit any such actions taken or to be taken by the Administrative Agent), declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts (including any repayment premium and the exit fee) owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

92

(c)            exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an Event of Default under Section 9.01(f) or (g), the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts (including any repayment premium and the exit fee) as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

If the Obligations are accelerated for any reason, the repayment premium required by Section 2.03(d) (if applicable) and the exit fee required by Section 2.07(b) will also be due and payable as though such Obligations were voluntarily prepaid and any discount on the Loans shall be deemed earned in full and, in each case, shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. Any repayment premium required by Section 2.03(d) and the exit fee required by Section 2.07(b) payable pursuant to the preceding sentence shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination and the Borrower agrees that it is reasonable under the circumstances currently existing. The repayment premium required by Section 2.03(d) (if applicable) and the exit fee required by Section 2.07(b) shall also be payable and any discount on the Loans shall be deemed earned in full, in each case, in the event that the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER AND THE OTHER LOAN PARTIES EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING REPAYMENT PREMIUM, EXIT FEE AND ANY DISCOUNT ON THE LOANS IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrower and the other Loan Parties expressly agree that (i) the repayment premium required by Section 2.03(d) (if applicable), the exit fee required by Section 2.07(b) and any discount on the Loans provided for in the Loan Documents is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (ii) the repayment premium required by Section 2.03(d) (if applicable), the exit fee required by Section 2.07(b) and any discount on the Loans shall be payable notwithstanding the then prevailing market rates at the time payment is made, (iii) there has been a course of conduct between the Lenders and the Borrower and the other Loan Parties giving specific consideration in this transaction for such agreement to pay the repayment premium required by Section 2.03(d) (if applicable), the exit fee required by Section 2.07(b) and any discount on the Loans, (iv) the Borrower and the other Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this paragraph and (v) the repayment premium required by Section 2.03(d) (if applicable), the exit fee required by Section 2.07(b) and any discount on the Loans represent a good faith, reasonable estimate and calculation of the lost profits or damages of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders as a result of any early termination. The Borrower and the other Loan Parties expressly acknowledge that their agreement to pay the repayment premium required by Section 2.03(d) (if applicable), the exit fee required by Section 2.07(b) and any discount on the Loans to the Lenders as herein described is a material inducement to the Lenders to make the Loans and establish the Commitments hereunder.

93

9.03            Application of Funds.

After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 9.02), any amounts received by any Lender or the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, repayment premium and exit fees) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on, and repayment premium (if applicable) and exit fees with respect to, the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third held by them;

Fourth, to payment of that portion of the Obligations constituting accrued and unpaid principal of the Loans, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to payment of all other Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fifth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Article X

ADMINISTRATIVE AGENT

10.01            Appointment and Authority.

(a)            Each of the Lenders hereby irrevocably appoints GLAS USA LLC, a limited liability company organized and existing under the laws of the State of New Jersey, to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

94

(b)            The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article X and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

10.02            Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03            Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)            shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that, the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; provided, further, that, the Administrative Agent shall be entitled to take any action which it reasonably regards as necessary to comply with applicable law, regulation or court order; and

(c)            shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

95

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.01 and Section 9.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to a Responsible Officer of the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or the use of proceeds of any Loans or the occurrence or possible occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent shall be entitled to take any action or refuse to take any action which the Administrative Agent regards as necessary for the Agent to comply with any applicable law, regulation or court order. No Party hereto shall assert, and hereby waives, any claim against the Administrative Agent (and any sub-agent thereof), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement, instrument or the transactions contemplated thereby, any Loan or the use of the proceeds thereof. The rights, privileges, protections, immunities and benefits provided to the Agents hereunder, including rights to indemnification, are extended to, and shall be enforceable by, each Agent in each of its capacities hereunder and under each Loan Document. Money held by the Administrative Agent in trust hereunder need not be segregated from other funds except to the extent required by law, and the Administrative Agent shall be under no liability for interest on any money received by it hereunder except as otherwise agreed in writing.

10.04            Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, at the expense of the Loan Parties, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

96

10.05            Right to Seek Direction.

The Administrative Agent shall be entitled to request written instructions, or clarification of any instruction, from the Required Lenders (or, if the relevant Loan Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any discretionary right, power or authority and the Agent may refrain from acting unless and until it receives those written instructions or that clarification. In the absence of written instructions, the Administrative Agent may, but shall not be obligated to, exercise (or refrain from exercising) any discretionary right, power or authority as it considers to be in the best interests of the Lenders. It is understood that in all cases the Administrative Agent shall be fully justified in failing or refusing to take any such action if it shall not have received such written instruction, advice or concurrence of the Required Lenders (or such other percentage of Lenders as may be expressly required for such matter), and the Administrative Agent may, in absence of bad faith on its part, conclusively rely upon such instructions from the Required Lenders (or such other percentage of Lenders as may be expressly required for such matter).

The Administrative Agent may request that the Required Lenders or other parties deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to the Loan Documents.

10.06            Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.07            Resignation of Administrative Agent.

The Administrative Agent may resign as Administrative Agent at any time by giving thirty (30) days advance notice thereof to the Lenders and the Borrower and, thereafter, the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. Upon any such resignation, the Required Lenders shall have the right, subject to the approval of the Borrower (so long as no Event of Default has occurred and is continuing; such approval not to be unreasonably withheld), to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, been approved (so long as no Event of Default has occurred and is continuing) by the Borrower or have accepted such appointment within thirty (30) days after the Administrative Agent’s giving of notice of resignation, then the Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent reasonably acceptable to the Borrower (so long as no Default or Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 10.06 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent. If no successor has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Required Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

97

10.08            Non-Reliance on Administrative Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.09            Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 11.04) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

98

10.10            Collateral and Guaranty Matters.

The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)            to release any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document (i) upon termination of all unused Commitments and payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted) under the Loan Documents, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other Disposition permitted hereunder or any Involuntary Disposition, or (iii) as approved in accordance with Section 11.01;

(b)            to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.01(i); and

(c)            to release any Guarantor from its obligations under the Guaranty (i) if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents or (ii) upon termination of all unused Commitments and payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted) under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 10.09.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

10.11            Erroneous Payments

(a)            If the Administrative Agent (x) notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof) (provided, that, without limiting any other rights or remedies (whether at law or in equity), the Administrative Agent may not make any such demand under this clause (a) with respect to an Erroneous Payment unless such demand is made within five (5) Business Days of the date of receipt of such Erroneous Payment by the applicable Payment Recipient), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 10.11 and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

99

(b)            Without limiting immediately preceding clause (a), each Lender, Secured Party or any Person who has received funds on behalf of a Lender or Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case.

(i)            it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)            such Lender or Secured Party shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 10.11(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this clause (b) shall not have any effect on a Lender’s obligations pursuant to clause (a) above or on whether or not an Erroneous Payment has been made.

(c)            Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

100

(d)            (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii)            Subject to Section 11.06 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

101

(e)            The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Secured Party, to the rights and interests of such Lender or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided, that, the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided, that, this Section 10.11 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(f)            To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g)            Each party’s obligations, agreements and waivers under this Section 10.11 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Article XI

MISCELLANEOUS

11.01            Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that:

(a)            no such amendment, waiver or consent shall:

(i)            postpone any date fixed by this Agreement or any other Loan Document for any payment of principal (excluding mandatory prepayments (including any mandatory prepayments made pursuant to Sections 2.03(b) and 2.03(c))), interest, repayment premiums, fees or other amounts due to the Lenders (or any of them) without the written consent of each Lender entitled to receive such payment or whose Commitments are to be reduced;

102

(ii)            reduce the principal of, the rate of interest specified herein on or the repayment premium specified herein on any Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment of principal, interest, fees or other amounts; provided, however, that, only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(iii)            change any provision of this Section 11.01(a) or the definition of “Required Lenders” without the written consent of each Lender directly affected thereby;

(iv)            except (A) in connection with a Disposition permitted under Section 8.05 or (B) to the extent the release of the Collateral is expressly permitted by Section 10.10 (in which case the release described below may be made by the Administrative Agent acting alone), release all or substantially all of the Collateral without the written consent of each Lender directly affected thereby;

(v)            release the Borrower or, except in connection with a merger or consolidation permitted under Section 8.04 or a Disposition permitted under Section 8.05, all or substantially all of the Guarantors without the written consent of each Lender directly affected thereby, except to the extent the release of any Guarantor is permitted pursuant to Section 10.10 (in which case such release may be made by the Administrative Agent acting alone);

(vi)            change any provision of Section 2.11 without the written consent of each Lender directly affected thereby; and

(b)            unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document;

provided, however, that, notwithstanding anything to the contrary herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender, (ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein, (iii) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto (and no other Person).

Notwithstanding anything to the contrary contained herein, if the Administrative Agent and the Borrower have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents (including, for the avoidance of doubt, any exhibit, schedule or annex thereto), the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document.

103

Notwithstanding anything herein to the contrary, as to any amendment, amendment and restatement or other modification otherwise approved in accordance with this Section, it shall not be necessary to obtain the consent or approval of any Lender that, upon giving effect to such amendment, amendment and restatement or other modification, would have no Commitment or outstanding Loans so long as such Lender receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, amendment and restatement or other modification becomes effective.

11.02            Notices and Other Communications; Facsimile Copies.

(a)            Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to the Borrower or any other Loan Party or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)            if to any other Lender, to the address, facsimile number, electronic mail address or telephone number of its Lending Office (whether specified on Schedule 11.02 or separately specified to the Borrower and the Administrative Agent).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below, shall be effective as provided in such clause (b).

(b)            Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided, that, the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided, that, approval of such procedures may be limited to particular notices or communications.

104

(c)            The Loan Parties and each Lender agree that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, DebtX or a substantially similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Administrative Agent does not warrant the adequacy of the Platform and expressly disclaims liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by the Administrative Agent in connection with the Communications or the Platform. In no event shall the Administrative Agent have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Agent or any Lender by means of electronic communications, including through the Platform.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested”, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided, that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(d)            Change of Address, Etc. Each of the Borrower, the Lenders and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)            Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

105

11.03            No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 10.01 for the benefit of all the Secured Parties; provided, however, that, the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.11), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that, if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 10.01 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04            Expenses; Indemnity; and Damage Waiver.

(a)            Costs and Expenses. The Loan Parties shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Lenders and their Affiliates (but limited, in the case of legal counsel, to the reasonable and documented out of pocket fees, charges and disbursements of one primary counsel for the Administrative Agent and one primary counsel for the Lenders (taken as a whole), a single local counsel to the Administrative Agent, the Lender and their respective Affiliates (taken as a whole) in each relevant material jurisdiction, and to the extent required in the good faith judgment of the Administrative Agent, one specialty counsel to the Administrative Agent, the Lenders and their respective Affiliates (taken as a whole) in each relevant specialty in each relevant jurisdiction), in connection with (A) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and (B) any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) or the administration of this Agreement and the other Loan Documents and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender (but limited, in the case of legal counsel, to the reasonable and documented out of pocket fees, charges and disbursements of one primary counsel for the Administrative Agent and one primary counsel for the Lenders (taken as a whole), a single local counsel to the Administrative Agent, the Lender and their respective Affiliates (taken as a whole) in each relevant material jurisdiction, and to the extent required in the good faith judgment of the Administrative Agent, one specialty counsel to the Administrative Agent, the Lenders and their respective Affiliates (taken as a whole) in each relevant specialty in each relevant jurisdiction), and shall pay all reasonable and documented out-of-pocket fees and time charges for attorneys who may be employees of the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.04, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans. Without limiting the foregoing, the Administrative Agent shall not be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties or exercise of any of its rights or powers under any Loan Document if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

106

(b)            Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable and documented expenses (including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee) and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided, that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (A) the gross negligence, bad faith or willful misconduct of such Indemnitee, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (B) a claim brought by any Loan Party against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, or (ii) arise solely from a dispute among the Indemnitees (except when and to the extent that one of the Indemnitees party to such dispute was acting in its capacity or in fulfilling its role as Administrative Agent, or any similar role under this Agreement or any other Loan Document) that does not involve any act or omission of the Borrower or any of its Subsidiaries.

(c)            Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under clause (a) or (b) of this Section 11.04 to be paid by them to the Administrative Agent (or any sub-agent thereof) or any Related Party thereof, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentages (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided, further, that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), or against any Related Party thereof acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.10(b).

107

(d)            Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)            Payments. All amounts due under this Section 11.04 shall be payable not later than ten (10) Business Days after demand therefor.

(f)            Survival. The agreements in this Section and the indemnity provisions of Section 11.02(d) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments, the termination of the Loan Documents and the repayment, satisfaction or discharge of all the other Obligations.

11.05            Payments Set Aside.

To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement and the other Loan Documents.

108

11.06            Successors and Assigns.

(a)            Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of clause (b) of this Section 11.06, (ii) by way of participation in accordance with the provisions of clause (e) of this Section 11.06 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (f) of this Section 11.06 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (e) of this Section 11.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments under the Term Facility and the Loans at the time owing to it); provided, that, any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)            in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section 11.06 in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)            in any case not described in clause (b)(i)(A) of this Section 11.06, the aggregate amount of the applicable Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii)            Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii)            Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section 11.06 and, in addition:

(A)            the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment; or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

109

(B)            the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any unfunded Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(iv)            Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption. The assignee, if it is not a Lender, shall deliver to the Administrative Agent such information, including notice information, as the Administrative Agent shall reasonably require. Except in the case of an assignment by a Lender to one of its Affiliates, shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent).

(v)            No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) so long as no Event of Default shall have occurred and be continuing, to any Disqualified Lender or (D) to a natural Person.

(vi)            Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section 11.06, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.02 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.

110

(c)            [Reserved.]

(d)            Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e)            Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided, that, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation, and the Administrative Agent shall not be responsible or otherwise liable for keeping a ledger or other record of any such Participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (i) through (vi) of Section 11.01(a) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 3.01 (subject to the requirements and limitations therein (it being understood that the documentation required under Section 3.01(c) shall be delivered to the participating Lender)) and Section 3.02 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided, that, such Participant (A) agrees to be subject to the provisions of Sections 3.03 and 11.13 as if it were an assignee under paragraph (b) of this Section 11.06 and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.02, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.03 with respect to any Participant. To the fullest extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided, that, such Participant agrees to be subject to Section 2.11 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

111

(f)            Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.07            Treatment of Certain Information; Confidentiality.

(a)            Treatment of Certain Information. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its auditors, investment committee members, and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) as may be reasonably necessary in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to a Loan Party and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Loans to be made hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower, (i) to the members of its investment committee (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) or (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 11.07, (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or (z) is independently discovered or developed by a party hereto without utilizing any Information received from a Loan Party or violating the terms of this Section 11.07.

112

For purposes of this Section 11.07, “Information” means all information received from a Loan Party or any Subsidiary relating to the Loan Parties or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by such Loan Party or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section 11.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Administrative Agent or any Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent or such Lender in connection with the administration of this Agreement, the other Loan Documents and the Commitments.

Each of the Lenders and the Administrative Agent acknowledges that some or all of the Information is or may be price-sensitive information and that the use of such Information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Lenders and the Administrative Agent undertakes not to use any Information for any unlawful purpose.

(b)            Press Releases. The Loan Parties and their Affiliates agree that they will not issue any closing press release or any other public disclosure made in connection with the closing of this Agreement using the name of the Administrative Agent or any Lender or its Affiliates or referring to this Agreement or any of the Loan Documents without providing the Administrative Agent a consultation right with respect thereto.

11.08            Set-off.

If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.12 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided, that, the failure to give such notice shall not affect the validity of such setoff and application.

113

11.09            Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10            Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11            Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof and shall continue in full force and effect as long as any Loan or other Obligation (other than contingent indemnification obligations for which no claim has been asserted) hereunder shall remain unpaid or unsatisfied. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation (other than contingent indemnification obligations for which no claim has been asserted) hereunder shall remain unpaid or unsatisfied.

11.12            Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

114

11.13            Replacement of Lenders.

If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.03 or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon written notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.02) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided, that:

(a)            such Lender shall have received payment of an amount equal to one hundred percent (100%) of (x) the outstanding principal of its Loans, accrued interest thereon and all other amounts payable to it hereunder and under the other Loan Documents (other than repayment premium and exit fees) from the assignee (to the extent of such outstanding principal and accrued interest) or the Borrower (in the case of all other amounts) and (y) the repayment premium required by Section 2.03(d) and the exit fee required by Section 2.07(b), in each case, from the Borrower, as if such assignment was a prepayment of one hundred percent (100%) of the outstanding principal amount of such assignor’s Loans on the effective date of such assignment;

(b)            such assignment does not conflict with applicable Laws;

(c)            in the case of any such assignment resulting from a claim for compensation under Section 3.02 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)            in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable replacement bank, financial institution or Fund consents to the proposed change, waiver, discharge or termination; provided, that, the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s outstanding Loans pursuant to this Section 11.13 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14            Governing Law; Jurisdiction; Etc.

(a)            GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

115

(b)            SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY OTHER FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK AND ANY UNITED STATES DISTRICT COURT IN THE STATE OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF LOCATED IN NEW YORK COUNTY, NEW YORK, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)            WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION 11.14. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)            SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

116

11.15            Waiver of Right to Trial by Jury.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16            Electronic Execution; Electronic Records; Counterparts.

This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties and each of the Administrative Agent and each Lender agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into .pdf format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lenders may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is not under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, that, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Lender without further verification and (b) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

117

Each of the Loan Parties and each Lender hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document based solely on the lack of paper original copies of this Agreement, such other Loan Document, and (ii) any claim against the Administrative Agent, each Lender and each Related Party for any liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

11.17            USA PATRIOT Act.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and the other Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. The Borrower and the Loan Parties agree to, promptly following a request by the Administrative Agent or any Lender, provide all such other documentation and information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.18            No Advisory or Fiduciary Relationship.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the transactions contemplated by this Agreement are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Lenders on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) the Administrative Agent and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary, for the Borrower or any of Affiliates or any other Person and (ii) neither the Administrative Agent nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases, any claims that it may have against the Administrative Agent, any Lender, or Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

118

11.19            Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

11.20            Collateral and Guaranty Release.

Upon the request of the Borrower, the Administrative Agent agrees to promptly execute and deliver to the applicable Loan Party such documents as the Borrower may reasonably request, in each case in accordance with the terms of the Loan Documents and this Section 11.20:

(a)            to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of all unused Commitments and payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted) under the Loan Documents, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other Disposition permitted hereunder or under any other Loan Document or any Involuntary Disposition, or (iii) as approved in accordance with Section 11.01;

(b)            to release or subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.01(i);

(c)            to release any Guarantor from its obligations under the Guaranty (i) if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents or (ii) upon termination of all unused Commitments and payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted) under the Loan Documents.

The Administrative Agent will promptly, in connection with the foregoing, at the Borrower’s expense, and the Lenders hereby authorize the Administrative Agent to, deliver to the applicable Loan Party any Collateral in the Administrative Agent’s possession following the release of such Collateral pursuant to the terms hereof.

[SIGNATURE PAGES FOLLOW]

119

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	ESPERION THERAPEUTICS INC.,
a Delaware corporation

	By:	/s/ Ben Halladay
Name: Ben Halladay
Title: Chief Financial Officer

ADMINISTRATIVE AGENT:	GLAS USA LLC,
a New Jersey limited liability company

	By:	/s/ Tarik Johnson
Name: Tarik Johnson
Title: Assistant Vice President

ADMINISTRATIVE AGENT:	GLAS AMERICAS LLC,
a New York limited liability company

	By:	/s/ Tarik Johnson
Name: Tarik Johnson
Title: Assistant Vice President

LENDER:	ATHYRIUM OPPORTUNITIES IV CO-INVEST 1 LP

By: Athyrium Opportunities Associates IV
Co-Invest LLC, its General Partner

	By:	/s/Rashida Adams
Name: Rashida Adams
Title: Authorized Signatory

HCR STAFFORD FUND II, L.P.

By: HCR Stafford Fund II GP, LLC, its General Partner

By:	/s/ Clarke B. Futch
Name: Clarke B. Futch
Title: Managing Member

HCR POTOMAC FUND II, L.P.

By: HCR Potomac Fund II GP, LLC, its General Partner

By:	/s/ Clarke B. Futch
Name: Clarke B. Futch
Title: Managing Member

HCRX INVESTMENTS HOLDCO, L.P.

By: HCRX Master GP, LLC, its General Partner

By:	/s/ Clarke B. Futch
Name: Clarke B. Futch
Title: Chairman and Chief Executive Officer